Exhibit (a)(1)(A)

GETTY IMAGES, INC.

OFFER TO PURCHASE FOR CASH

ALL OUTSTANDING OPTIONS

TO PURCHASE COMMON STOCK

THE OFFER AND WITHDRAWAL RIGHTS EXPIRE ON

JUNE 23, 2008, AT 9:00 A.M., PACIFIC TIME,

UNLESS THE OFFER IS EXTENDED

Getty Images, Inc. (“Getty Images,” “we,” “us” or “our”) hereby offers to purchase all outstanding options, whether or not vested, to purchase shares of Getty Images common stock, par value $0.01 per share, in exchange for the cash payment described below, upon the terms and subject to the conditions set forth in this offer to purchase and the accompanying election form and other documents. Upon the completion of this offer, each option validly tendered and not withdrawn will be cancelled and we will pay the holder of such tendered option the greatest of the following amounts in cash with respect to each separate option grant of such holder, without interest and less any applicable tax withholdings:

•

the “spread value” of such option grant, which is the product of (a) the excess, if any, of U.S. $34.00 per share over the per share exercise price of such option grant multiplied by (b) the aggregate number of shares of Getty Images common stock issuable upon exercise of such option grant;

•	U.S. $0.05 multiplied by the number of shares of Getty Images common stock issuable upon exercise of such option grant; or

•	U.S. $1,000 for such option grant.

If you elect to participate in the offer, in no event will you receive less than U.S. $1,000 in exchange for the cancellation of all of your tendered options, less any applicable tax withholdings.

If you choose to tender any of your outstanding options in this offer, you must agree to tender all outstanding options that you hold. Partial tenders pursuant to this offer will not be accepted.

We are making this offer in connection with the expected merger of Abe Acquisition Corp. with and into Getty Images pursuant to an Agreement and Plan of Merger, dated as of February 24, 2008, by and among Getty Images, Abe Investment, L.P. and Abe Acquisition Corp. Getty Images will continue as the surviving corporation of the merger. Pursuant to the merger agreement, holders of Getty Images common stock will receive U.S. $34.00 in cash per share of Getty Images common stock in connection with the merger. The consummation of this offer is not conditioned on any minimum number of outstanding options being tendered, but this offer is conditioned upon the completion of the merger and the satisfaction of other conditions described in Section 7 of this offer to purchase. We expect this offer to be consummated promptly after the completion of the merger.

If you do not participate in this offer and agree to the cancellation of your outstanding options in exchange for the payment contemplated by this offer and the merger is completed, (a) you will not receive any payment or other consideration for your outstanding options in connection with the completion of the merger and (b) you will continue to hold all of your options after completion of the merger, subject to the current terms and conditions of those options, including the substitution of and adjustments to those options that would result from the completion of the merger pursuant to the terms of the applicable plan governing the options. After completion of the merger, however, Getty Images common stock will no longer be listed on the New York Stock Exchange and will be deregistered under the Securities Exchange Act of 1934. In addition, none of the holding companies of Getty Images after completion of the merger, including any holding company that provides substitute options with respect to outstanding stock options after completion of the merger, will have common stock listed or quoted on any stock exchange or registered under the Securities Exchange Act of 1934. As a result, there will not be any public market for shares of common stock received upon exercise of options after the merger and such shares would be difficult to value and difficult to sell.

For a discussion of the significant consequences of deciding not to participate in this offer, see “Significant Consequences to Non-Participating Optionholders.”

If you wish to tender your outstanding options according to the terms of this offer, you must complete and sign the accompanying election form in accordance with its instructions, and deliver the completed and signed election form to Lisa Calvert either by (a) facsimile at fax number (206) 925-5627, (b) email to lisa.calvert@gettyimages.com or (c) hand delivery or interoffice mail at Getty Images, Inc., 601 North 34th Street, Seattle, Washington 98103 before 9:00 a.m., Pacific Time, on June 23, 2008, or on such later expiration date if this offer is extended. Only responses that are complete, signed and actually received by Lisa Calvert by the deadline will be accepted. Responses submitted by any other means, including U.S. mail or other post and Federal Express are not permitted.

You should direct questions about this offer or requests for assistance or for additional copies of this offer to purchase or the documents relating to this offer to Lisa Calvert (lisa.calvert@gettyimages.com or (206) 925-6415), Anne Boyden (anne.boyden@gettyimages.com or (206) 925-6406), Suzanne Sanders (suzanne.sanders@gettyimages.com or (206) 925-6769) or Lesley Brady (lesley.brady@gettyimages.com or +44-20-7428-5191), or to Lisa Calvert in writing at Getty Images, Inc., 601 North 34th Street, Seattle, Washington 98103.

IMPORTANT

Although our board of directors has approved this offer, neither we nor our board of directors makes any recommendation as to whether you should tender your options in the offer. You must make your own decision whether to accept this offer to purchase your options for the cash payment being offered.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved this offer or passed upon the accuracy or adequacy of this offer. Any representation to the contrary is a criminal offense.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD ELECT TO TENDER OR REFRAIN FROM TENDERING YOUR OUTSTANDING OPTIONS FOR CANCELLATION IN EXCHANGE FOR THE CASH PAYMENT BEING OFFERED PURSUANT TO THIS OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS OFFER TO PURCHASE OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS OFFER TO PURCHASE OR IN THE ACCOMPANYING FORMS. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

We are not aware of any jurisdiction in which the making of this offer is not in compliance with the laws of such jurisdiction. If we become aware of any jurisdiction in which the making of this offer is not in compliance with such laws, we will make a good faith effort to comply with any such laws. If, after such good faith effort, we cannot comply with any such applicable laws, the offer will not be made to, nor will election forms be accepted from or on behalf of, the holders residing in any such jurisdiction.

Offer to Purchase dated May 23, 2008

TABLE OF CONTENTS

SUMMARY TERM SHEET		1
CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION		10
SIGNIFICANT CONSEQUENCES TO NON-PARTICIPATING OPTIONHOLDERS		12
THE OFFER		15
1.	General	15
2.	Number of Options; Expiration Date	16
3.	Purpose of this Offer; Plans	17
4.	Procedures for Electing to Participate in this Offer	18
5.	Withdrawal Rights	19
6.	Acceptance of Options and Payment of Cancellation Amounts	20
7.	Conditions of this Offer	21
8.	Price Range of Getty Images Common Stock Underlying the Options	24
9.	Source and Amount of Consideration	25
10.	Information Concerning Getty Images	27
11.	Interests of Directors and Officers; Transactions and Arrangements Concerning the Options	28
12.	Status of Options Cancelled by us in this Offer; Accounting Consequences of this Offer	29
13.	Legal Matters; Regulatory Approvals	29
14.	Material U.S. Federal Income Tax Consequences	30
15.	Extension of this Offer; Termination; Amendment	30
16.	Fees and Expenses	31
17.	Additional Information	31
18.	Miscellaneous	33

Appendix A	A Guide to Issues in Australia
Appendix B	A Guide to Issues in Brazil
Appendix C	A Guide to Issues in China
Appendix D	A Guide to Issues in France
Appendix E	A Guide to Issues in Germany
Appendix F	A Guide to Issues in Japan
Appendix G	A Guide to Issues in New Zealand
Appendix H	A Guide to Issues in Singapore
Appendix I	A Guide to Issues in Spain
Appendix J	A Guide to Issues in the United Kingdom

Schedule A	Information Concerning the Directors and Executive Officers of Getty Images, Inc.

SUMMARY TERM SHEET

The following section answers some of the questions that you may have about this offer. However, it is only a summary, and you should carefully read the remainder of this offer to purchase and the accompanying documents because there is additional important information in the remainder of this offer to purchase and the other documents. We have included references to the remainder of this offer to purchase where you can find a more complete description of the topics in this summary.

Q:	What options are we offering to purchase?

A:	We are offering to purchase all outstanding options, whether or not vested, to purchase shares of Getty Images common stock.

Q:	If I have multiple outstanding option grants, can I choose which options I want to tender in this offer?

A:	No. If you wish to tender any of your outstanding options in this offer, you must agree to tender all of your options. Partial tenders pursuant to this offer will not be accepted. See “The Offer—2. Number of Options; Expiration Date.”

Q:	Who is eligible to participate in this offer?

A:	All holders of outstanding options to purchase shares of Getty Images common stock are eligible to participate in this offer, including any holder of outstanding options who is on a leave of absence from his or her employment relationship with Getty Images or any of its subsidiaries and any former employee who holds options that have not expired as of 9:00 a.m., Pacific Time, on June 23, 2008 (or on such later expiration date if this offer is extended as described below). With respect to optionholders who no longer work for Getty Images, only that portion of his or her options that remains outstanding on June 23, 2008 (or on such later expiration date if this offer is extended as described below) will be eligible to participate in this offer. See “The Offer—15. Extension of this Offer; Termination; Amendment.”

Q:	How much will optionholders receive for their tendered options?

A:	Upon the completion of this offer, each option validly tendered and not withdrawn will be cancelled and we will pay the holder of such tendered option the greatest of the following amounts in cash with respect to each separate option grant of such holder, without interest and less any applicable tax withholdings:

•

the “spread value” of such option grant, which is the product of (a) the excess, if any, of U.S. $34.00 per share over the per share exercise price of such option grant multiplied by (b) the aggregate number of shares of Getty Images common stock issuable upon exercise of such option grant;

•	U.S. $0.05 multiplied by the number of shares of Getty Images common stock issuable upon exercise of such option grant; or

•	U.S. $1,000 for such option grant.

If you elect to participate in the offer, in no event will you receive less than U.S. $1,000 in exchange for the cancellation of all of your tendered options, without interest and less any applicable tax withholdings.

For example:

•

A tendered grant of options to purchase 500 shares for U.S. $29.00 per share would be cancelled in exchange for a cash payment of U.S. $2,500, prior to any applicable tax withholdings, pursuant to this offer, which is described in the first bullet point above as the “spread value” of this option grant. This amount is greater than both (a) U.S. $0.05 multiplied by 500 (the total number of shares issuable pursuant to such option grant), or U.S. $25.00, and (b) U.S. $1,000, which are the amounts determined pursuant to the second and third bullet points above, respectively.

•

A tendered grant of options to purchase 25,000 shares for U.S. $40.00 per share would be cancelled in exchange for a cash payment of U.S. $1,250, prior to any applicable tax withholdings, pursuant to this offer, which is the second bullet point above (U.S. $0.05 multiplied by the total number of shares issuable pursuant to such option grant). This amount is greater than both (a) U.S. $0.00 (the “spread value” of this option grant), and (b) U.S. $1,000, which are the amounts determined pursuant to the first and third bullet points above, respectively.

•

A tendered grant of options to purchase 100 shares for U.S. $32.00 per share would be cancelled in exchange for a cash payment of U.S. $1,000, prior to any applicable tax withholdings, pursuant to this offer, which is the third bullet point above (the U.S. $1,000 minimum payment per option grant). This amount is greater than both (a) U.S. $200, the “spread value” of this options grant determined by multiplying U.S. $2.00 (the excess of U.S. $34.00 over U.S. $32.00) by 100, or (b) U.S. $0.05 multiplied by 100 (the total number of shares issuable pursuant to such option grant), or U.S. $5.00, which are the amounts determined pursuant to the first and second bullet points above, respectively.

The examples above are provided for illustrative purposes only. You will receive a personal options statement from Getty Images that indicates how much you will be entitled to receive for each of your option grants if you decide to participate in this offer. See “The Offer—1. General” for further information regarding what you would be entitled to receive for your tendered options.

Q:	If I decide to participate in this offer, validly tender my outstanding options and do not timely withdraw my outstanding options, what will happen to my outstanding options if the offer is completed?

A:	Once we have accepted your outstanding options pursuant to this offer, your options will be cancelled and you will no longer have any rights under those options. We intend to cancel all tendered options accepted pursuant to this offer promptly following the expiration date of this offer. See “The Offer—6. Acceptance of Options and Payment of Cancellation Amounts.”

Q:	What is the deadline to elect to tender my outstanding options in this offer?

A:	The deadline to elect to tender your outstanding options for cancellation in exchange for the cash payment is 9:00 a.m., Pacific Time, on the “expiration date,” which is June 23, 2008 or on such later date as we may announce from time to time in the manner described below. This deadline means that Lisa Calvert, SVP Human Resources at Getty Images, must have received a proper election to tender your outstanding options before that time in the manner described below. We may, in our discretion, extend this offer at any time, but we cannot assure you that this offer will be extended or, if it is extended, for how long. If we extend this offer, we will make an announcement of the extension no later than 6:00 a.m., Pacific Time, on the next business day following the previously scheduled expiration date. If we extend the deadline, you must tender your outstanding options before the extended expiration date. See “The Offer—15. Extension of this Offer; Termination; Amendment.”

Q:	Why is Getty Images implementing this offer?

A:	Getty Images is implementing this offer pursuant to the requirements of the merger agreement we entered into with Abe Investment, L.P. and Abe Acquisition Corp. on February 24, 2008. Subject to the satisfaction of the conditions set forth in the merger agreement, Abe Acquisition Corp. will merge with and into Getty Images, with Getty Images being the surviving corporation of the merger. In connection with the merger, the outstanding shares of Getty Images common stock generally will be converted into the right to receive U.S. $34.00 per share in cash, without interest. Abe Investment, L.P. was formed by Hellman & Friedman Capital Partners VI, L.P. and its affiliated funds. Abe Acquisition Corp. is a Delaware corporation and a wholly owned subsidiary of Abe Investment, L.P. Both Abe Investment, L.P. and Abe Acquisition Corp. were formed solely for the purpose of entering into the merger agreement and consummating the transactions contemplated by the merger agreement.

Getty Images agreed to make this offer in order to provide optionholders with the ability to realize the compensatory value of their outstanding options by electing to receive cash in exchange for the cancellation of their options rather than retaining their options, which options otherwise will be subject to adjustment and substitution according to their terms after the closing of the merger, as described in greater detail in the section of this offer to purchase titled “Significant Consequences to Non-Participating Optionholders.” Any optionholder who does not participate in the offer will not be entitled to receive the payment described in this offer to purchase for his or her outstanding options and will not receive any other payment or consideration for his or her options pursuant to the merger agreement.

Q:	Is this offer subject to completion of the merger or any other conditions?

A:	Yes. This offer is subject to the completion of the merger, which itself is subject to the satisfaction or waiver of the conditions set forth in the merger agreement. This offer is also subject to the satisfaction of other conditions, but it is not conditioned upon a minimum number of options being tendered. The conditions to completion of this offer and a summary of the conditions set forth in the merger agreement are set forth in this offer to purchase. See “The Offer—7. Conditions of this Offer.” We expect this offer to be consummated promptly after the completion of the merger. Additional information regarding the merger may be found in the definitive proxy statement we filed with the Securities and Exchange Commission on May 22, 2008, which is incorporated by reference into this offer to purchase and may be accessed from the Internet website maintained by the Securities and Exchange Commission at http://www.sec.gov. See “The Offer—17. Additional Information.”

Q:	What will happen to my outstanding options if I do not tender them in this offer and the merger occurs?

A:	Any optionholder who does not participate in this offer will not be entitled to receive any payment described in this offer to purchase for his or her outstanding options and will not receive any other payment or consideration for his or her options pursuant to the merger agreement. Any outstanding options that are not tendered in this offer will remain outstanding after the completion of the merger in accordance with their terms and conditions, including the substitution of and adjustments to those options that would result from the completion of the merger pursuant to the terms of the applicable plan governing the options. If you were to exercise any of your options after the completion of the merger, you would be required to pay in cash (a) your option exercise price, and (b) income and employment taxes applicable to your option spread. These cash payments would be required at the time of exercise even though, as described below, you may not be able to sell the shares acquired upon option exercise as there would likely not be any market for the shares. We encourage all optionholders to review the terms of the plan or plans applicable to their options prior to deciding whether to participate in this offer.

After completion of the merger, Getty Images common stock will no longer be listed on the New York Stock Exchange and will be deregistered under the Securities Exchange Act of 1934. In addition, none of the holding companies of Getty Images after completion of the merger, including any holding company that provides substitute options with respect to outstanding stock options after completion of the merger, will have common stock listed or quoted on any stock exchange or registered under the Securities Exchange Act of 1934. As a result, there will not be any public market for shares of common stock received upon exercise of options after the merger and such shares would be difficult to value and difficult to sell. In addition, the termination of registration will result in Getty Images no longer being subject to the provisions of the Sarbanes-Oxley Act of 2002 or the liability provisions of the Securities Exchange Act of 1934, immediately following the merger and officers of Getty Images will no longer be required to publicly certify the accuracy and completeness of the financial statements and other information relating to Getty Images. See “Significant Consequences to Non-Participating Optionholders.”

Q:	What happens if the merger does not occur?

A:	If the merger is not completed, all tenders of outstanding options pursuant to this offer will be deemed ineffective, and all options will remain outstanding and subject to their current terms and conditions.

Q:	Are employees outside of the United States eligible to participate in this offer?

A:	Yes. All optionholders in locations outside of the United States are eligible to participate in this offer and should refer to Appendices A through J for details regarding any special considerations applicable to them in this offer.

Q:	Are my currently unvested outstanding options eligible for this offer?

A:	Yes. Pursuant to the merger agreement, all of your outstanding options, whether or not vested or exercisable, will become fully vested and exercisable immediately at the effective time of the merger. The merger must close in order for the acceleration of the vesting of your outstanding options to take effect. Consequently, you can elect to tender your outstanding options that are both currently vested and unvested, with the understanding that all of your options will become vested to the extent they have not expired or otherwise terminated on or prior to the closing of the merger. See “The Offer—2. Number of Options; Expiration Date.”

Q:	Does the offer apply to my shares of Getty Images’ common stock or restricted stock units?

A:	No. If the merger is completed, the merger agreement provides that you will receive U.S. $34.00 in cash, without interest and less any applicable withholding taxes, for each share of our common stock that you own. This does not apply to shares held by any of our stockholders who are entitled to and who properly exercise appraisal rights under Delaware law. The merger agreement also provides that we will take all action necessary such that each restricted stock unit outstanding immediately prior to the effective time of the merger that was issued under one of our equity incentive plans will be converted, immediately prior to the effective time of the merger, into the right to receive U.S. $34.00 in cash, without interest and less applicable withholding taxes, except as otherwise agreed by Abe Investment, L.P. and the holder thereof.

Q:	What does Getty Images and its board of directors think of this offer?

A:	Although the board of directors of Getty Images has approved this offer, neither Getty Images nor its board of directors makes any recommendation as to whether you should participate in this offer. See “The Offer—3. Purpose of this Offer; Plans” and “The Offer—11. Interests of Directors and Officers; Transactions and Arrangements Concerning the Options.”

Q:	How do I participate in this offer?

A:	To participate in this offer, you must complete and deliver the accompanying election form to Lisa Calvert either by (a) facsimile at fax number (206) 925-5627, (b) email to lisa.calvert@gettyimages.com or (c) hand delivery or interoffice mail at Getty Images, Inc., 601 North 34th Street, Seattle, Washington 98103 before 9:00 a.m., Pacific Time, on June 23, 2008, or on such later expiration date if this offer is extended pursuant to its terms as described above. Only election forms that are completed, signed, and actually received by Lisa Calvert pursuant to the acceptable forms of delivery described above by the deadline will be accepted. Responses submitted by any other means, including U.S. mail or other post and Federal Express are not permitted.

We reserve the right to reject any or all tenders of outstanding options that we determine are not in appropriate form or that we determine are unlawful to accept, in each case, in our sole and absolute discretion. Otherwise, we will accept those outstanding options for which you have made a proper and timely tender that is not withdrawn as described below. Subject to our rights to extend, terminate and amend this offer, we currently expect that we will accept, promptly after the expiration of this offer, all outstanding options that have been properly and timely tendered and not withdrawn. See “The Offer—4. Procedures for Electing to Participate in this Offer.”

Q:	What happens if I elect to tender my outstanding options but subsequently exercise some or all of my options prior to the expiration date of this offer?

A:	If you tender your outstanding options pursuant to this offer but subsequently exercise some or all of your outstanding options pursuant to their terms prior to the expiration date of this offer, your election to tender will still be accepted but will no longer apply to your exercised options because this offer only applies to options that are outstanding on the expiration date. With respect to any shares of Getty Images common stock that you receive in connection with the exercise of any options prior to completion of the merger, those shares subsequently will be converted into the right to receive U.S. $34.00 per share in cash, without interest, upon the completion of the merger. See “The Offer—3. Purpose of this Offer; Plans.”

Q:	What happens if I elect to tender my outstanding options but some or all of my options terminate pursuant to their terms prior to the expiration date of this offer?

A:	If you tender your outstanding options pursuant to this offer but some or all of your options terminate pursuant to their terms prior to the expiration date of this offer, your election to tender will still be accepted but will no longer apply to your terminated options because this offer only applies to options that are outstanding on the expiration date. If we extend the offer, we will have no liability or other obligation to make cash payments with respect to options that expire by their terms during the extension period. See “The Offer—2. Number of Options; Expiration Date.”

Q:	What will happen if I do not turn in my election form by the deadline?

A:	If we do not receive your election form by the deadline, then you will retain your outstanding options. If you do not participate in this offer and agree to the cancellation of your outstanding options in exchange for the payment contemplated by this offer and the merger is completed, (a) you will not receive any payment or other consideration for your outstanding options in connection with the completion of the merger and (b) you will continue to hold all of your options after completion of the merger, subject to the current terms and conditions of those options, including the substitution of and adjustments to those options that would result from the completion of the merger pursuant to the terms of the applicable plan governing the options. After completion of the merger, however, Getty Images common stock will no longer be listed on the New York Stock Exchange and will be deregistered under the Securities Exchange Act of 1934. In addition, none of the holding companies of Getty Images after completion of the merger, including any holding company that provides substitute options with respect to outstanding stock options after completion of the merger, will have common stock listed or quoted on any stock exchange or registered under the Securities Exchange Act of 1934. As a result, there will not be any public market for shares of common stock received upon exercise of options after the merger and such shares would be difficult to value and difficult to sell.

Q:	During what period of time may I withdraw a previous tender of outstanding options in this offer?

A:	You may withdraw your tender of outstanding options pursuant to this offer at any time before 9:00 a.m., Pacific Time, on June 23, 2008. If we extend this offer, you may withdraw your tender of outstanding options at any time until the extended expiration of this offer. Once you have withdrawn options, you may only re-elect to tender your outstanding options by again following the tender procedure described above. See “The Offer—5. Withdrawal Rights.”

Q:	How do I withdraw a previous tender of options pursuant to this offer?

A:	To withdraw a previous tender of outstanding options pursuant to this offer, you must complete and deliver the accompanying withdrawal form to Lisa Calvert by (a) facsimile at fax number (206) 925-5627, (b) email to lisa.calvert@gettyimages.com or (c) hand delivery or interoffice mail at Getty Images, Inc., 601 North 34th Street, Seattle, Washington 98103, in either case, before 9:00 a.m., Pacific Time, on June 23, 2008 (or on such later expiration date if this offer is extended pursuant to its terms as described above). In addition, if we do not accept your election form by July 21, 2008, you may withdraw the options tendered by such documents at any time after such date. Only withdrawal forms that are completed, signed, and actually received by Lisa Calvert pursuant to the acceptable forms of delivery described above by the deadline will be accepted. Responses submitted by any other means, including U.S. mail or other post and Federal Express, are not permitted. See “The Offer—15. Withdrawal Rights.”

Q:	When will tendered outstanding options be removed from the applicable Getty Images stock option recordkeeping system?

A:	After you submit your election form, your outstanding options will continue to appear in the applicable Getty Images stock option recordkeeping system until the effective date of cancellation, which will occur upon acceptance of the options promptly following the expiration date of this offer. If you exercise any of your outstanding options during that period without first withdrawing your tender of your outstanding options, we will automatically withdraw the exercised portion of the options from your election, and you will not receive any payment pursuant to this offer for the shares covered by your voluntary exercised portion of your options, as described above. The remainder of the options, if any, will continue to be included in this offer unless you withdraw it prior to the expiration date in the manner described above. See “The Offer—6. Acceptance of Options and Payment of Cancellation Amounts.”

Q:	When will I receive my cash payment if I tender my outstanding options and this offer has been completed and not terminated pursuant to its terms?

A:	If all of the conditions to this offer, including the completion of the merger, are satisfied or waived and you have tendered all of your outstanding options, you will receive the cash payment described above in exchange for your cancelled options, less any withholding taxes, promptly following the expiration of this offer. See “The Offer—6. Acceptance of Options and Payment of Cancellation Amounts.”

Q:	Are there any tax consequences to my participation in this offer?

A:	If you tender your outstanding options for cash in this offer and are subject to tax only in the United States, the cash you receive will be taxed as supplemental compensation income in the year received at the same rate applied to your bonus and other stock compensation income and be subject to withholding of income, FICA and Medicare taxes, and other applicable employment taxes. See “The Offer—14. Material U.S. Federal Income Tax Consequences.”

If you are a resident of or are otherwise subject to tax in a country other than the United States, your tax consequences with respect to the offer may vary from those tax consequences described above. Please be sure to refer to Appendices A through J for a discussion of the tax and legal consequences of electing to participate in this offer in the country in which you reside and are subject to tax.

The foregoing summary does not discuss all aspects of income taxation that may be relevant to you in light of your personal investment circumstances. This summarized tax information is not tax advice. You should consult with your own tax advisor to determine the personal tax consequences to you of participating in this offer.

Q:	How should I decide whether or not to tender my outstanding options in this offer?

A:	We understand that the decision whether to participate in this offer is an important one for our employees. There may be significant consequences associated with not tendering your options in this offer. The decision to participate in this offer must be your own. We recommend that you consult with your own advisors to help determine if participation in this offer is right for you. See “Significant Consequences to Non-Participating Optionholders” and “The Offer—3. Purpose of this Offer; Plans.”

Q:	What do I do if I do not want to participate in this offer with respect to my outstanding options?

A:	Nothing. You should not return the accompanying election form or take any other action if you decide not to participate in this offer.

Q:	Who can I talk to if I have questions about this offer, or if I need additional copies of the offer documents?

A:	For additional information or assistance, you should contact Lisa Calvert (lisa.calvert@gettyimages.com or (206) 925-6415), Anne Boyden (anne.boyden@gettyimages.com or (206) 925-6406), Suzanne Sanders (suzanne.sanders@gettyimages.com or (206) 925-6769) or Lesley Brady (lesley.brady@gettyimages.com or +44-20-7428-5191).

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

This offer to purchase and the documents to which we refer you in this offer to purchase include forward-looking statements based on estimates and assumptions. There are forward-looking statements throughout this offer to purchase and in statements containing words such as “believes,” “plans,” “estimates,” “anticipates,” “intends,” “continues,” “contemplates,” “expects,” “may,” “will,” “could,” “should” or “would” or other similar words or phrases. These statements are not guarantees of the underlying expected actions or our future performance and may involve risks and uncertainties that could cause our actual growth, results of operations, performance and prospects to materially differ from those expressed in, or implied by, these statements. In addition to other factors and matters contained or incorporated in this document, these statements are subject to risks, uncertainties, and other factors, including, among others:

•	the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement;

•	the outcome of any legal proceedings that have been or may be instituted against Getty Images and others relating to the merger agreement and related transactions or relating to other matters;

•	the inability to complete the merger due to the failure to obtain stockholder approval or the failure to satisfy other conditions to consummation of the merger;

•	the failure to obtain the necessary debt financing arrangements set forth in the debt commitment letter received in connection with the merger;

•	the failure of the merger to close for any other reason;

•	risks that the proposed transaction disrupts current plans and operations and the potential challenges for employee retention as a result of the merger;

•	business uncertainty and contractual restrictions during the pendency of the merger;

•	the diversion of management’s attention from ongoing business concerns;

•	the possible effect of the announcement of the merger on our customer and supplier relationships, operating results and business generally;

•	the amount of the costs, fees, expenses and charges related to the merger and the actual terms of certain financings that will be obtained for the merger;

•	the impact of the substantial indebtedness incurred to finance the consummation of the merger;

and other risks detailed in our current filings with the SEC, including our most recent filings on Forms 10-Q and 10-K. See “The Offer—17. Additional Information.” Many of the factors that will determine our future results are beyond our ability to control or predict. We cannot guarantee any future results, levels of activity, performance or achievements. In light of the significant uncertainties inherent in the forward-looking statements, you should not place undue reliance on forward-looking statements, which speak only as of the date on which the statements were made and you should not assume that the statements remain accurate as of any future date. Moreover, we assume no obligation to update forward-looking statements or update the reasons that actual results could differ materially from those anticipated in forward-looking statements, except as required by law.

SIGNIFICANT CONSEQUENCES TO NON-PARTICIPATING OPTIONHOLDERS

In deciding whether to participate in this offer, you should consider carefully, in addition to the other information contained in or incorporated by reference into this offer to purchase, the information appearing in our Annual Report on Form 10-K for the year ended December 31, 2007, our Quarterly Report on Form 10-Q for the quarter ended March 31, 2008 and our definitive Proxy Statement on Schedule 14A filed with the SEC on May 22, 2008, each of which is incorporated into this offer to purchase by reference. See “The Offer—17. Additional Information.” You also should consider the following significant consequences to non-participating optionholders when making a decision about whether to participate in this offer. You should carefully consider these factors, and you are encouraged to speak with an investment and tax advisor as necessary before deciding to participate in this offer. In addition, we strongly urge you to read the sections in this offer to purchase discussing the tax consequences in the United States and the jurisdiction in which you reside, as well as the rest of this offer to purchase for a more in-depth discussion of this offer.

If you do not participate in this offer and the merger is completed, you will not receive any payment or other consideration for your outstanding options in connection with the completion of the merger.

Any optionholder who does not participate in this offer will not be entitled to receive the payment for his or her outstanding options described in this offer to purchase and will not receive any other payment or consideration for his or her options pursuant to the merger agreement. Under the merger agreement, Getty Images agreed to take all action necessary such that, except as otherwise agreed to by Getty Images and the holder of an option, each outstanding option that represents the right to acquire Getty Images common stock under our equity incentive plans (whether or not then vested or exercisable) will be cancelled and terminated and converted at the effective time of the merger into the right to receive a cash payment for each share of our common stock issuable under such option equal to the excess, if any, of (a) the merger consideration over (b) the exercise price payable in respect of such share of our common stock issuable under such option, without interest and less any applicable withholding taxes. The equity incentive plans under which the outstanding options to acquire Getty Images common stock were granted do not provide for the treatment of options contemplated by the merger agreement. As a result, Getty Images is making the offer described in this offer to purchase so that optionholders will have the opportunity to receive cash payments for their stock options in connection with the completion of the merger. In accordance with the terms of the applicable plans governing your options, if you participate in this offer and agree to the cancellation of your options in exchange for the payment contemplated by this offer, you will not be entitled to receive any payment for your options in connection with the completion of the merger.

If you do not participate in this offer and the merger is completed, there will not be a public market for the shares of common stock that you may acquire upon any future exercise of your outstanding options.

Any outstanding options that are not tendered in this offer will remain outstanding after the merger in accordance with their terms and conditions, including the substitution of and adjustments to those options that would result from the completion of the merger as described below. After the merger, however, Getty Images common stock will no longer be listed on the New York Stock Exchange and will be deregistered under the Securities Exchange Act of 1934. In addition, none of the holding companies of Getty Images after completion of the merger, including any holding company that provides substitute options with respect to outstanding stock options after completion of the merger as described below, will have common stock listed or quoted on any stock exchange or registered under the Securities Exchange Act of 1934. As a result, there will not be any public market for shares of common stock received upon exercise of options after the merger and such shares would be difficult to value and difficult to sell. In addition, the termination of registration will result in Getty Images no longer being subject to the provisions of the Sarbanes-Oxley Act of 2002 or the liability provisions of the Securities Exchange Act of 1934 immediately following the merger and officers of Getty Images will no longer be required to publicly certify the accuracy and completeness of the financial statements and other information relating to Getty Images.

In order to exercise any option that is not tendered in this offer following the completion of the merger, you will be required to pay the exercise price in cash and it would be difficult to sell the shares acquired upon exercise of the option.

Any options that are not tendered in this offer or exercised prior to the merger will retain their current expiration dates and will terminate after any termination of employment with Getty Images in the manner currently provided under the applicable plans governing the options. Moreover, if you were to exercise any of your options after the completion of the merger, you would be required to pay in cash (a) your option exercise price, and (b) income and employment taxes applicable to your option spread. These cash payments would be required at the time of exercise even though, as described below, you may not be able to sell the shares acquired upon option exercise as there would likely not be any market for the shares.

Options that are not tendered in this offer will, as a result of the completion of the merger, be subject to the substitution and adjustment provisions pursuant to the current terms of the applicable plans governing such options.

If you do not tender your options pursuant to this offer and the merger is completed, your options will be subject to the substitution and adjustment provisions set forth in the plans governing the options. The affiliates of Hellman & Friedman LLC that are acquiring Getty Images pursuant to the merger have indicated to us that they expect Getty Images to be held by one or more holding companies after completion of the merger. Pursuant to the terms of the plans governing outstanding options, any options to acquire Getty Images common stock that remain outstanding after the merger generally will be converted into substitute options to acquire shares of the common stock of the uppermost parent corporation of Getty Images after the merger. These plans also provide that, in connection with this substitution, the committee administering the plan generally will make proportionate adjustments it considers appropriate (and in the form determined by the committee administering the plan in its sole discretion) to prevent diminution or enlargement of the rights to participants under the plan with respect to the aggregate number of shares for which options may be granted under the plan, the number of shares covered by each outstanding option and the exercise price of each outstanding option and/or such other equitable adjustments it deems appropriate in the interests of the holders of the options.

Our business is subject to numerous risks.

Our business is subject to numerous risks, including those described under “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2007, and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2008, which are incorporated by reference in this offer to purchase. If you decide not to participate in this offer, the occurrence of one or more of these risks could cause a decline in the value of any shares of common stock received upon any future exercise of options.

We do not currently expect to pay future dividends and the instruments governing our debt financing will limit our ability to pay future dividends.

We have no current intention to pay dividends at any time in the foreseeable future. In addition, the credit agreement that we expect to enter into in connection with the financing of the merger is expected to contain restrictions that will adversely affect our ability to declare and pay dividends on our capital stock, including any common stock that will be issued upon exercise of options. See “The Offer—9. “Source and Amount of Consideration.”

Optionholders that exercise their options after the merger may be diluted by future issuances of our equity securities.

If you do not tender your options in this offer and you exercise your options after the merger, you may experience dilution in book value per share if we sell or grant additional equity interests in the future for a price per share less than the exercise price of your options.

THE OFFER

1. General

Getty Images hereby offers to purchase all outstanding options, whether or not vested, to purchase shares of Getty Images common stock, par value $0.01 per share, in exchange for the cash payment described below, upon the terms and subject to the conditions set forth in this offer to purchase and the accompanying election form and other documents. Upon the completion of this offer, each option validly tendered and not withdrawn will be cancelled and we will pay the holder of such tendered option the greatest of the following amounts in cash with respect to each separate option grant of such holder, without interest and less any applicable tax withholdings:

•

the “spread value” of such option grant, which is the product of (a) the excess, if any, of U.S. $34.00 per share over the per share exercise price of such option grant multiplied by (b) the aggregate number of shares of Getty Images common stock issuable upon exercise of such option grant;

•	U.S. $0.05 multiplied by the number of shares of Getty Images common stock issuable upon exercise of such option grant; or

•	U.S. $1,000 for such option grant.

If you elect to participate in the offer, in no event will you receive less than U.S. $1,000 in exchange for the cancellation of all of your tended options, less any applicable tax withholdings.

If your outstanding options are properly tendered and are accepted, your outstanding options will be cancelled and you will be entitled to receive this cash payment. You will receive this cash payment promptly after the expiration of this offer which is currently scheduled to expire on June 23, 2008 (but may be extended as described below in this offer to purchase), and this payment will not be subject to any vesting conditions or otherwise be subject to forfeiture. An election to participate in this offer does not in any way change any employee’s status as an at-will employee.

Any optionholder who holds outstanding options on June 23, 2008 (or on such later expiration date if this offer is extended in the manner set forth in “—15. Extension of this Offer; Termination; Amendment” below), is eligible to participate in this offer, including persons on a leave of absence and former employees holding options that have not yet terminated or otherwise expired as of June 23, 2008 (or on such later expiration date if this offer is extended).

If you choose to participate in this offer, you must tender all of your outstanding options. Partial tenders pursuant to this offer will not be accepted.

We are making this offer upon the terms and subject to the conditions set forth in this offer to purchase and in the accompanying offer documents. This offer is not conditioned upon a minimum number of outstanding options being tendered, but this offer is subject to conditions, which we describe in “—7. Conditions of this Offer.” These conditions include the completion of the merger of Abe Acquisition Corp. with and into Getty Images pursuant to the Agreement and Plan of Merger, dated as of February 24, 2008, by and among Getty Images, Abe Investment, L.P. and Abe Acquisition Corp. The merger is subject to the prior satisfaction or waiver of conditions set forth in the merger agreement, which conditions we describe in “—7. Conditions of this Offer” of this offer to purchase. We expect this offer to be consummated promptly after the completion of the merger.

As of May 20, 2008, options to purchase 2,754,813 shares of Getty Images common stock were issued and currently outstanding.

2. Number of Options; Expiration Date.

If you wish to tender any outstanding options for cancellation in this offer, you must agree to tender all outstanding options held by you. You cannot elect to tender a portion of your outstanding options and retain a portion of your outstanding options. Partial tenders pursuant to this offer will not be accepted.

This offer will expire at 9:00 a.m., Pacific Time, on June 23, 2008, referred to in this offer to purchase as the “expiration date,” unless we choose to extend this offer, or are otherwise required by law to extend this offer, in which case the “expiration date” will refer to such later time. This offer will terminate, without any further action on our part, if the merger agreement with Abe Acquisition Corp. and Abe Investment, L.P. is terminated. Otherwise, we expect to extend this offer from time to time until the conditions to the merger are satisfied or waived subject to the requirements of applicable law. If we extend the expiration date, we will publicly announce the extension no later than 6:00 a.m., Pacific Time, on the first business day after the previously scheduled expiration date. We expect to make any announcement relating to the offer by issuing a press release or in another manner reasonably designed to inform the optionholders of the change. For additional information regarding any extensions of this offer, see “—15. Extension of this Offer; Termination; Amendment.”

If we increase or decrease the amount of consideration offered for the outstanding options or decrease the number of outstanding options eligible to be tendered for cancellation in exchange for the cash election right provided in this offer and this offer is scheduled to expire at a time earlier than the tenth business day from and including the date that notice of any such increase or decrease is first published, sent or given in the manner specified in “—15. Extension of this Offer; Termination; Amendment,” we will extend this offer until the end of the tenth business day following such notice.

For purposes of this offer, a “business day” means any day other than a Saturday, Sunday or United States federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern Time.

3. Purpose of this Offer; Plans.

Getty Images is implementing this offer pursuant to the requirements of the merger agreement with Abe Investment, L.P. and Abe Acquisition Corp. Subject to the satisfaction of the conditions set forth in the merger agreement, Abe Acquisition Corp. will merge with and into Getty Images, with Getty Images being the surviving corporation of the merger. In connection with the merger, the outstanding shares of Getty Images common stock generally will be converted into the right to receive U.S. $34.00 per share in cash, without interest. Abe Investment, L.P., was formed by Hellman & Friedman Capital Partners VI, L.P. and its affiliated funds. Abe Acquisition Corp. is a Delaware corporation and a wholly owned subsidiary of Abe Investment, L.P. Both Abe Investment, L.P. and Abe Acquisition Corp. were formed solely for the purpose of entering into the merger agreement and consummating the transactions contemplated by the merger agreement.

After completion of the merger, Getty Images common stock will no longer be listed on the New York Stock Exchange and will be deregistered under the Securities Exchange Act of 1934. In addition, none of the holding companies of Getty Images after completion of the merger, including any holding company that provides substitute options with respect to outstanding stock options after completion of the merger, will have stock listed or quoted on any stock exchange or registered under the Securities Exchange Act of 1934. As a result, there will not be any public market for shares of common stock received upon exercise of the options after the merger and such shares would be difficult to value and difficult to sell. In addition, the termination of registration will result in Getty Images no longer being subject to the provisions of the Sarbanes-Oxley Act of 2002 or the liability provisions of the Securities Exchange Act of 1934 immediately following the merger and officers of Getty Images will no longer be required to publicly certify the accuracy and completeness of the financial statements and other information relating to Getty Images. See “Significant Consequences to Non-Participating Optionholders.”

Getty Images agreed to make this offer in order to provide optionholders with the ability to realize the compensatory value of their outstanding options by electing to receive cash in exchange for the cancellation of their options rather than retaining their options, which options otherwise will be subject to adjustment and substitution according to their terms after the closing of the merger, as described in greater detail in the section of this offer to purchase titled “Significant Consequences to Non-Participating Optionholders.” Any optionholder who does not participate in this offer will not be entitled to receive the payment described in this offer to purchase for his or her outstanding options and will not receive any other payment or consideration for his or her options pursuant to the merger agreement.

While our board of directors has approved this offer, neither we nor our board of directors make any recommendation as to whether you should tender or refrain from tendering your options in this offer. You must make your own decision whether to tender your options in exchange for the cash payment being offered in this offer. We cannot guarantee that you would not ultimately receive greater value from your options than we are offering in this offer. In connection with this decision, we encourage you to read this entire offer to purchase, including the section of this offer to purchase entitled “Significant Consequences to Non-Participating Optionholders.”

At the effective time of the merger, the directors of Abe Acquisition Corp. will be the initial directors of the surviving corporation, and the officers of Getty Images will be the initial officers of the surviving corporation. The certificate of incorporation and bylaws of Getty Images will be amended as a result of the merger to be the same as set forth in exhibits to the merger agreement and the certificate of incorporation and bylaws of Getty Images as so amended will be the certificate of incorporation and bylaws of the surviving corporation.

It is expected that, upon consummation of the merger, the operations of Getty Images will be conducted substantially as they currently are being conducted, except that Getty Images will cease to have publicly traded equity securities and will instead be a wholly owned subsidiary of Abe Investment, L.P. Abe Investment, L.P. has advised Getty Images that it does not have any current intentions, plans or proposals to cause Getty Images to engage in an extraordinary corporate transaction following completion of the merger involving Getty Images’ corporate structure, business or management, such as a merger, reorganization or liquidation, the relocation of any material operations or sale or transfer of a material amount of assets or any other material changes in Getty Images’ business. We expect, however, that both before and following the completion of merger, the management and/or board of directors of the surviving corporation will continue to assess our assets, corporate and capital structure, capitalization, operations, business, properties and personnel to determine what changes, if any, would be desirable following the merger to enhance the business and operations of the surviving corporation and may cause the surviving corporation to engage in the types of transactions set forth above if the management and/or board of directors of the surviving corporation decides that such transactions are in the best interest of the surviving corporation upon such review. The surviving corporation expressly reserves the right to make any changes it deems appropriate in light of such evaluation and review or in light of future developments.

4. Procedures for Electing to Participate in this Offer.

Proper Tender of Options. To tender your outstanding options for cancellation in exchange for the cash payment being offered, you must, in accordance with the terms of the accompanying election form, properly complete, duly execute, and deliver to us the election form, or a facsimile of the election form. Lisa Calvert must receive the signed election form by (a) facsimile at fax number (206) 925-5627, (b) email at lisa.calvert@gettyimages.com or (c) hand delivery or interoffice mail at Getty Images, Inc., 601 North 34th Street, Seattle, Washington 98103 before the expiration date.

If we do not receive your election form by the expiration date, then you will not participate in this offer, and all outstanding options you hold will be adjusted and substituted according to their terms after the closing of the merger, as described in greater detail in the section of this offer to purchase entitled “Significant Consequences to Non-Participating Optionholders.” After completion of the merger, Getty Images common stock will no longer be listed on the New York Stock Exchange and will be deregistered under the Securities Exchange Act of 1934. In addition, none of the holding companies of Getty Images after completion of the merger, including any holding company that provides substitute options with respect to outstanding stock options after completion of the merger, will have common stock listed or quoted on any stock exchange or registered under the Securities Exchange Act of 1934. As a result, there will not be any public market for shares of Getty Images common stock after the merger and any shares of Getty Images common stock received upon exercise of options would be difficult to value and difficult to sell. In addition, the termination of registration will result in Getty Images no longer being subject to the provisions of the Sarbanes-Oxley Act of 2002 or the liability provisions of the Securities Exchange Act of 1934 immediately following the merger and officers of Getty Images will no longer be required to publicly certify the accuracy and completeness of the financial statements and other information relating to Getty Images. See “Significant Consequences to Non-Participating Optionholders.”

Determination of Validity; Rejection of Tendered Options; Waiver of Defects; No Obligation to Give Notice of Defects. We will determine, in our sole and absolute discretion, all questions as to the form of documents and the validity, eligibility, including time of receipt, and acceptance of any election form and any other required documents. Our determination of these matters will be final and binding on all parties. We reserve the right to reject any election form and any other required documents that we determine are not in the appropriate form or that we determine are unlawful to accept. Otherwise, we expect to accept proper and timely tenders of outstanding options for cancellation that are not validly withdrawn. We also reserve the right to waive any of the conditions of this offer or any defect or irregularity with respect to any particular options or any particular option holder. No tender of outstanding options in this offer will be valid until all defects or irregularities have been cured by the electing option holder or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in elections, nor will anyone incur any liability for failure to give any such notice. Our determination of these matters will be final and binding.

Our Acceptance Constitutes an Agreement. Your tender of outstanding options in this offer pursuant to the procedures described above constitutes your acceptance of the terms and conditions of this offer. OUR ACCEPTANCE OF THE OUTSTANDING OPTIONS TENDERED FOR CANCELLATION BY YOU PURSUANT TO THIS OFFER WILL CONSTITUTE A BINDING AGREEMENT BETWEEN GETTY IMAGES AND YOU UPON THE TERMS AND SUBJECT TO THE CONDITIONS OF THIS OFFER.

Subject to our rights to extend, terminate, and amend this offer, we currently expect that we will accept promptly after the expiration date all properly tendered outstanding options that have not been validly withdrawn.

5. Withdrawal Rights.

You may withdraw your tender of outstanding options only if you comply with the provisions of this Section 5.

You have the right to withdraw the outstanding options you have tendered for cancellation at any time prior to the expiration date. If we extend the time during which you may elect to participate in this offer, you will have the right to withdraw previously tendered options at any time until the extended period expires. In addition, if we do not accept your election form by July 21, 2008, you may withdraw the options tendered by such documents at any time after such date.

To validly withdraw previously tendered options, you must deliver a completed and signed withdrawal form to Lisa Calvert by (a) facsimile at fax number (206) 925-5627, (b) email to lisa.calvert@gettyimages.com or (c) hand delivery or interoffice mail at Getty Images, Inc., 601 North 34th Street, Seattle, Washington 98103, in each case, with the required information. The election to withdraw the tender of any outstanding options may only be made with respect to all outstanding options held by you, as we will not accept tenders of fewer than all outstanding options you hold. Except as described in the following sentence, each optionholder who has elected to tender outstanding options in this offer (and who subsequently elects to withdraw his or her outstanding options from this offer) must sign the withdrawal form exactly as such option holder’s name appears on the option agreement for the options. If the signature is by a trustee, executor, administrator, guardian, attorney-in-fact or another person acting in a fiduciary or representative capacity, the signer’s full title and proper evidence of the authority of such person to act in such capacity must be indicated on the withdrawal form.

You may not rescind any withdrawal, and any outstanding options withdrawn will thereafter be deemed not properly tendered pursuant to this offer, unless you properly re-tender those options before the expiration date by following the procedures described in “—4. Procedures for Electing to Participate in this Offer.”

Neither Getty Images nor any other person is obligated to give notice of any defects or irregularities in any withdrawal form, nor will anyone incur any liability for failure to give any such notice. We will determine, in our sole and absolute discretion, all questions as to the form and validity, including time of receipt, of withdrawal forms. Our determination of these matters will be final and binding.

6. Acceptance of Outstanding Options and Payment of Cancellation Amounts.

Upon the terms and subject to the conditions of this offer to purchase, promptly following the expiration date, we will accept all outstanding options properly tendered for cancellation and not validly withdrawn before the expiration date and make the cash payment to the optionholders for the options so tendered.

For purposes of this offer, we will be deemed to have accepted outstanding options that are validly tendered for cancellation and not properly withdrawn, if and when, we give oral or written notice to the option holders of our acceptance of such options. Payment of the cash amount pursuant to this offer will also be deemed to be acceptance of tendered options.

If you elect to tender your outstanding options in this offer, you will receive your cash payment promptly after the expiration of this offer, and this cash payment will not be subject to any vesting conditions or otherwise be subject to forfeiture. Your election to participate in this offer does not in any way change your status as an at-will employee.

We will pay for your outstanding options accepted in this offer by check delivered directly to you. Payment will be made in your local currency, and all applicable taxes will be withheld from such payments.

Payments will be made only to the person in whose name the tendered options are held, and you do not have the right to assign or transfer to another person your right to receive the cash payment due on our acceptance of your tendered options under this offer.

If you are not an employee of Getty Images or any of its subsidiaries on the date this offer commences, you are not eligible to participate in this offer unless you are on a leave of absence from your employment relationship or the period during which you may exercise your options after your termination has not otherwise expired.

7. Conditions of this Offer.

The offer is not conditioned on any minimum number of outstanding options being tendered. Notwithstanding any other provision of this offer, we will not be required to accept any outstanding options tendered, and we may terminate or amend this offer, or postpone our acceptance and cancellation of any outstanding options tendered for cancellation, in each case, subject to the rules under the Securities Exchange Act of 1934, if at any time on or after May 23, 2008, and prior to June 23, 2008 (or on such later expiration date if this offer is extended), any of the following events has occurred, or has been determined by us to have occurred, and, in our reasonable judgment in any such case, including any action or omission to act by us, the occurrence of such event or events makes it inadvisable for us to proceed with this offer:

•	the merger does not occur and/or the merger agreement has terminated; or

•

there has been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to this offer or us or any of our subsidiaries, by any court or any authority, agency or tribunal that, in our reasonable judgment, would or might directly or indirectly:

•

make the acceptance of, or the payment for, some or all of the options tendered in exchange for the cash payment being offered in this offer illegal or otherwise restrict or prohibit completion of this offer or otherwise relates in any manner to this offer;

•	delay or restrict our ability, or render us unable, to cancel, or pay for some or all of the options tendered for the cash payment being offered in this offer; or

•

materially and adversely affect the business, condition (financial or other), income, operations or prospects of Getty Images or our subsidiaries, or otherwise materially impair in any way the contemplated future conduct of our business or the business of any of our subsidiaries.

The conditions to this offer are for our benefit. We may assert them in our sole and absolute discretion regardless of the circumstances giving rise to them prior to the expiration date. Other than the condition set forth in the first bullet point above, we may waive any of the conditions, in whole or in part, at any time and from time to time prior to the expiration date, in our discretion, whether or not we waive any other condition to this offer. Any determination we make concerning the events described in this section will be final and binding upon all persons.

The obligations of Getty Images, Abe Investment, L.P. and Abe Acquisition Corp. to consummate the merger are subject to the satisfaction or, to the extent permissible under applicable law, waiver of the following conditions on or prior to the closing date of the merger:

•	the affirmative vote to adopt the merger agreement by both:

•	the holders of a majority of the outstanding shares of our common stock; and

•

the holders of a majority of the number of shares of our common stock present in person or by proxy and voting at the stockholders meeting other than Getty Investments L.L.C., Mark Getty, three Getty family trusts (the foregoing, the “Rollover Stockholders”) and Jonathan Klein;

•	satisfaction of the following antitrust requirements:

•	expiration or termination of the requisite waiting period (and any extension thereof) applicable to the merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976;

•	receipt of all required approvals under the Council Regulation No. 139/2004/EC of the European Community, as amended;

•	receipt of all required approvals or a non-jurisdictional letter under the German Act Against Restraints of Competition; and

•

expiration or termination of the requisite waiting period (and any extension thereof) or receipt of approvals applicable to the merger under any other foreign antitrust laws (other than any expiration, termination or approval, the failure of which to occur or obtain individually or in the aggregate would not reasonably be expected to have a material adverse effect on Getty Images and our subsidiaries, taken as a whole); and

•	no law or order that enjoins, restrains, prevents or prohibits or renders illegal the consummation of the merger will be in effect.

The conditions related to the expiration or termination of the requisite waiting period applicable to the merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, the receipt of all required approvals under the Council Regulation No. 139/2004/EC of the European Community, as amended, and the receipt of all required approvals or a non-jurisdictional letter under the German Act Against Restraints of Competition have been satisfied as of the date of this offer to purchase.

In addition to the conditions for all parties to the merger agreement, the obligations of Abe Investment, L.P. and Abe Acquisition Corp. to complete the merger are subject to the satisfaction or, to the extent permissible under applicable law, waiver of the following conditions at or prior to the closing date of the merger:

•	the representations and warranties made by Getty Images with regard to:

•

the absence of any event, change, occurrence or effect since September 30, 2007 that has had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on Getty Images and our subsidiaries, taken as a whole, must be true and correct as of the closing date of the merger as if made on and as of the closing date;

•

the capitalization of Getty Images, the proxy statement and the Rule 13E-3 transaction statement on Schedule 13E-3 filed by Getty Images with the SEC not being misleading and the inapplicability of state anti-takeover statutes must be true and correct in all material respects as if made on and as of the closing date of the merger (except for those representations and warranties which address matters only as of an earlier date, which must have been true and correct as of such date); and

•

the representations and warranties other than those listed above made by Getty Images, disregarding all qualifications and exceptions relating to materiality or material adverse effect, must be true and correct as of the closing date of the merger as if made on and as of the closing date (or, if given as of a specific date, at and as of such date), except where the failure to be true and correct would not have or would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Getty Images and our subsidiaries, taken as a whole;

•	Getty Images’ performance, in all material respects, of all obligations required to be performed by Getty Images in the merger agreement at or prior to the closing date;

•

the receipt of a certificate signed by an executive officer of Getty Images certifying that all of the conditions with respect to the representations and warranties and obligations of Getty Images under the merger agreement described above have been satisfied; and

•

Getty Images’ achieving a Consolidated EBITDA (as defined in the merger agreement) for the twelve month period ending March 31, 2008 (or, if the closing date of the merger occurs on or after September 2, 2008, for the twelve month period ending June 30, 2008) of not less than U.S. $300 million, where Consolidated EBITDA for the three month periods ended June 30, 2007, September 30, 2007 and December 31, 2007, respectively, shall be deemed to be U.S. $84,405,000, U.S. $73,705,000 and U.S. $79,311,000; based on the financial results of Getty Images for the quarter ended March 31, 2008, this condition has been satisfied if the closing date of the merger occurs prior to September 2, 2008.

In addition to the conditions for all parties to the merger agreement, Getty Images’ obligation to complete the merger is subject to the satisfaction or, to the extent permissible under applicable law, waiver of the following conditions at or prior to the closing date of the merger:

•

the representations and warranties made by Abe Investment, L.P. and Abe Acquisition Corp. in the merger agreement, disregarding all qualifications and exceptions relating to materiality, must be true and correct as of the closing date of the merger as if made on and as of the closing date (or, if given as of a specific date, at and as of such date), except where such failures to be so true and correct would not prevent consummation of the merger;

•

Abe Investment, L.P.’s and Abe Acquisition Corp.’s performance, in all material respects, of all obligations required to be performed by them in the merger agreement at or prior to the closing date of the merger; and

•

the receipt of a certificate signed by an executive officer of Abe Investment, L.P. certifying that all of the conditions with respect to the representations and warranties and obligations of Abe Investment, L.P. and Abe Acquisition Corp. under the merger agreement as described above have been satisfied.

Although the parties have the right to waive conditions to the merger (other than as required by law), we are not aware of any circumstance in which Abe Investment, L.P., Abe Acquisition Corp. or Getty Images would waive any of the closing conditions described above. The ability of Abe Investment, L.P. and Abe Acquisition Corp. to obtain financing to consummate the merger is not a closing condition.

For additional information concerning the merger and the merger agreement, you should refer to the definitive proxy statement regarding the merger that we filed on May 22, 2008 with the SEC, which is incorporated by reference into this offer to purchase. See “—17. Additional Information.”

8. Price Range of Getty Images Common Stock Underlying the Options.

There is no established trading market for options to purchase Getty Images common stock. The Getty Images common stock that underlies the options is traded on the New York Stock Exchange under the symbol “GYI.” The following table sets forth, for the indicated calendar periods, the reported intraday high and low trading prices per share of Getty Images common stock on the New York Stock Exchange Composite Tape in U.S. dollars.

	High	Low
Fiscal Year Ending December 31, 2008
Second Quarter (through May 22, 2008)	$33.33	$31.80
First Quarter	32.37	21.80
Fiscal Year Ended December 31, 2007
Fourth Quarter	$33.86	$26.95
Third Quarter	51.00	26.26
Second Quarter	52.32	47.15
First Quarter	57.28	41.61
Fiscal Year Ended December 31, 2006
Fourth Quarter	$51.37	$41.21
Third Quarter	63.75	43.70
Second Quarter	76.44	58.50
First Quarter	90.58	71.90

On May 22, 2008, the reported closing price for Getty Images common stock on the New York Stock Exchange was U.S. $33.32 per share. Pursuant to the merger agreement, holders of Getty Images common stock will receive U.S. $34.00 in cash per share of Getty Images common in connection with the merger.

You should evaluate current market quotes for Getty Images common stock, among other factors, before deciding whether or not to participate in this offer.

9. Source and Amount of Consideration.

As of May 20, 2008, there were 2,754,813 total outstanding options. Based upon that number and assuming all outstanding options are tendered and accepted in this offer, the aggregate amount necessary to pay the total cash consideration for such options and to pay the fees and expenses relating to this offer is expected to be approximately U.S. $8,279,000. We expect to obtain these funds from our cash on hand. As of March 31, 2008, Getty Images had aggregate consolidated cash, cash equivalents and short-term investments of approximately U.S. $336.5 million. If for any reason Getty Images’ cash on hand was insufficient to pay this cash consideration and fees and expenses, Getty Images expects the sources of debt and equity financing that will be used to fund the merger with Abe Acquisition Corp. and the related transactions will be the alternative source of funds Getty Images will use with respect to this offer. These sources of debt and equity financing generally are expected to be comprised of the following:

•	an aggregate cash equity investment by Hellman & Friedman Capital Partners VI, L.P. and certain of its affiliated funds of up to U.S. $941.3 million; and

•	up to U.S. $1.045 billion of debt financing from Barclays Bank PLC, General Electric Capital Corporation and The Royal Bank of Scotland PLC.

The obligations of Hellman & Friedman Capital Partners VI, L.P. and its affiliated funds to provide their respective cash equity contributions are subject to the following conditions:

•	satisfaction or waiver by Abe Investment, L.P. of the conditions precedent to Abe Investment, L.P.’s and Abe Acquisition Corp.’s obligations to complete the merger;

•	the substantially simultaneous closing of the debt financing described below; and

•

the substantially simultaneous contribution to Abe Investment, L.P. by Getty Investments L.L.C., Mark Getty, The October 1993 Trust, Cheyne Walk Trust and Ronald Family Trust B, who we refer to as the “Rollover Stockholders,” of their shares of Getty Images common stock pursuant to an equity rollover commitment letter between the Rollover Stockholders and Abe Investment, L.P.

In connection with the execution and delivery of the merger agreement, Abe Acquisition Corp. received a debt commitment letter for up to U.S. $1.045 billion of debt financing from Barclays Bank PLC, General Electric Capital Corporation and The Royal Bank of Scotland PLC consisting of (a) a senior secured term loan facility in an aggregate principal amount of up to U.S. $705 million with a term of seven years, (b) a senior secured delayed draw term loan facility in an aggregate principal amount of up to U.S. $265 million with a term of seven years and (c) a senior secured revolving credit facility in an aggregate principal amount of up to U.S. $75 million (a portion of which may be drawn at the closing of the merger) with a term of five years. Either Abe Acquisition Corp. or Getty Images will be the borrower under the senior secured facilities.

The debt financing commitments are conditioned on the consummation of the merger in accordance with the merger agreement, as well as other customary conditions, including, but not limited to:

•	the negotiation, execution and delivery of definitive documentation;

•

the receipt by Abe Acquisition Corp. of cash equity contributions from Hellman & Friedman Capital Partners VI, L.P., its affiliated funds and other investors in an amount equal, when combined with the market value of the equity of the Rollover Stockholders, to at least 50% of the total pro forma capitalization of the borrower under the senior secured facilities (after giving effect to the merger and the related incurrence of indebtedness);

•	the absence of any amendments to or waivers of the merger agreement to the extent material and adverse to the interests of the lenders, without the prior consent of the lenders;

•	the absence of a material adverse effect (as defined in the merger agreement) on Getty Images and its subsidiaries, taken as a whole;

•

Getty Images achieving Consolidated EBITDA (as defined in the debt commitment letter) for the twelve month period ending March 31, 2008 (or, if the closing date of the merger occurs on or after September 2, 2008, for the twelve month period ending June 30, 2008) of not less than U.S. $300 million (it being agreed that Consolidated EBITDA for the three month periods ended June 30, 2007, September 30, 2007 and December 31, 2007, respectively, shall be deemed to be U.S. $84,405,000, U.S. $73,705,000 and U.S. $79,311,000);

•	the repayment or refinancing of certain existing debt of Getty Images and its subsidiaries; and

•	delivery of customary legal opinions, closing certificates (including a solvency certificate) and insurance certificates.

As of May 23, 2008, no alternative financing arrangements or alternative financing plans have been made in the event the debt financing described above is not available as anticipated. The documentation governing the senior secured facilities has not been finalized and, accordingly, their actual terms may differ from those described in this section. Although there can be no assurance, Abe Acquisition Corp. has indicated to Getty Images that it believes that cash flow from operations should be sufficient to service the repayment obligations under the debt financing for the foreseeable future. Abe Acquisition Corp. has also indicated to Getty Images that it believes, however, that it is reasonably likely that it will need to refinance all or a portion of the debt financing prior to maturity with the proceeds of future financing activities. Except as described herein, as of May 23, 2008, there is no plan or arrangement regarding the refinancing or repayment of the debt financings.

The loans under the senior secured facilities are expected to bear interest, at the borrower’s option, at (a) a rate equal to “Adjusted LIBOR” (the London interbank offered rate for dollars, adjusted for statutory reserve requirements) but in any event no less than 3.25% plus an applicable margin to be set initially at 4.50% or (b) the alternate base rate (a rate equal to the higher of (i) the prime commercial lending rate set forth on the British Banking Association Telerate Page 5 and (ii) the federal funds effective rate plus 0.50%) plus an applicable margin to be set initially at 3.50%.

All obligations of Getty Images under the senior secured facilities are expected to be guaranteed on a senior secured basis by the direct holding company of Getty Images and by each of Getty Images’ existing and subsequently acquired or organized direct or indirect wholly-owned material U.S. subsidiaries (subject to certain exceptions, the “Guarantors”).

The obligations of Getty Images and the Guarantors under the senior secured facilities are expected to be secured, subject to permitted liens and other agreed upon exceptions, by a perfected first-priority security interest in substantially all of the present and after acquired assets of Getty Images and each Guarantor and by a first-priority lien on all of the capital stock of Getty Images and each direct, wholly owned subsidiary of Getty Images and each subsidiary Guarantor (limited, in the case of foreign subsidiaries, to 65% of the voting capital stock of such subsidiaries).

10. Information Concerning Getty Images.

We are a Delaware corporation with our principal executive offices at 601 North 34th Street, Seattle, Washington 98103. Our telephone number is (206) 925-5000.

Getty Images is a creator and distributor of still imagery, footage and multi-media products, as well as a provider of related services and other forms of premium digital content, including music. We serve business customers worldwide who turn to us to discover, license and manage images and other digital content. Our contributing artists and digital content help customers produce work that appears in newspapers, magazines, advertising campaigns, films, television programs, books and websites.

Additional information about Getty Images is included in filings we make with the SEC that are incorporated by reference in this offer to purchase. For information about these filings, see “—17. Additional Information.”

11. Interests of Directors and Officers; Transactions and Arrangements Concerning the Options.

A list of our directors and executive officers is attached to this offer to purchase as Schedule A. As of May 20, 2008, our executive officers and directors, which consist of 12 persons, as a group held outstanding options to purchase a total of 2,024,297 shares of our common stock, which represented approximately 73.5% of the shares subject to all options outstanding as of that date. All of these options held by executive officers and directors may be tendered in this offer. The following table sets forth the beneficial ownership by each of our executive officers and directors of outstanding options as of May 20, 2008 and the amount that they would receive in the offer if they tendered all of their outstanding options for cancellation and payment:

	Options Held
Name	Number	Percent of Total Options Outstanding	Total Cash Payment in Offer for Tender of all Options
Jonathan D. Klein	1,078,500	39.1%	$2,174,745
Mark H. Getty[1]	446,350	16.2	2,266,903
Nicholas E. Evans-Lombe	175,000	6.4	371,750
Bo. T. Olofsson	72,500	2.6	3,625
Jeffrey L. Beyle	45,000	1.6	2,250
James N. Bailey	28,333	1.0	154,661
Michael A. Stein	35,000	1.3	18,750
Andrew S. Garb	28,333	1.0	154,661
Christopher H. Sporborg	18,750	0.7	3,000
John J. Lapham	18,525	0.7	58,477
James C. Gurke	56,600	2.1	3,250
Michael D. Teaster	21,406	0.8	3,000

[1]	Includes outstanding options to purchase 446,350 shares of Getty Images’ common stock held by the Options Settlement, a revocable grantor trust of which Mr. Getty is the primary beneficiary.

We expect all of our executive officers and directors that hold options will participate in the offer and tender their options for cancellation and payment of the amounts listed above, except the Options Settlement, a revocable grantor trust of which Mr. Getty is the primary beneficiary. The Options Settlement has agreed with Abe Investment, L.P. to roll over and exchange all of its options for options to acquire shares of the common stock of an affiliate of Abe Investment, L.P. As a result, we do not expect the options held by the Options Settlement to be tendered in the offer.

Except as described above, neither Getty Images nor any of its directors or executive officers engaged in transactions involving Getty Images options during the 60 days prior to the commencement of this offer.

For additional information regarding all agreements, arrangements and understandings with respect to any of our securities involving any of our executive officers and directors, see “Special Factors—Interests of the Company’s Directors and Executive Officers in the Merger” in our definitive proxy statement regarding the merger agreement and our other filings with the SEC that are referred to in this offer to purchase. See”—17. Additional Information.” In addition, except as otherwise described or referred to above, neither we nor, to our knowledge, any of our executive officers or directors is a party to any agreement, arrangement or understanding with respect to any of our securities, including, but not limited to, any agreement, arrangement or understanding concerning the transfer or the voting of any of our securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations.

12. Status of Options Cancelled by us in this Offer; Accounting Consequences of this Offer.

Outstanding options properly tendered in this offer will be cancelled. For our financial reporting purposes, we intend to recognize the full amount of cash paid to holders of options for the cancellation of their unvested outstanding options as compensation expense in the period that this offer is completed. The cash consideration paid for cancelled unvested outstanding options is treated as compensation expense which is a charge to earnings. Assuming 100% participation, this charge is expected to be approximately U.S. $8,079,268.23, pretax.

13. Legal Matters; Regulatory Approvals.

We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by the purchase and cancellation of outstanding options in exchange for the cash payment contemplated by this offer, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the cancellation of our options as contemplated herein. Should any such approval or other action be required, we contemplate that we will seek such approval or take such other action. We are unable to predict whether we may determine that we are required to delay the acceptance of options tendered for cancellation in exchange for the cash payment contemplated by this offer pending the outcome of any such matter. We cannot assure you that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to our business. Our obligation under this offer is subject to the satisfaction or waiver of the conditions described in “—7. Conditions of this Offer.”

14. Material U.S. Federal Income Tax Consequences.

The following is a general summary of the material U.S. federal income tax consequences of the tender of outstanding options in exchange for the cash payment contemplated by this offer. This discussion is based on the Internal Revenue Code, its legislative history, Treasury Regulations thereunder and administrative and judicial interpretations thereof as of the date of this offer, all of which are subject to change, possibly on a retroactive basis. The U.S. federal tax laws may change and the federal, state and local tax consequences for each employee will depend upon that employee’s individual circumstances. This summary does not discuss all of the tax consequences such as state and local income taxes that may be relevant to you in light of your particular circumstances, nor is it intended to apply in all respects to all categories of option holders. If you are a citizen or a resident of the United States, but are also subject to the tax laws of another country, you should be aware that there might be other tax and social insurance consequences that may apply to you. We strongly recommend that you consult with your own advisors to discuss the consequences to you of this transaction.

If you tender your outstanding options for cash in this offer, the cash you receive will be taxed as supplemental compensation income in the year received. Such income will be subject to withholding of income, FICA and Medicare taxes, and other applicable employment taxes. Such withholding will generally be at the same rate as is applicable to your bonus and other stock compensation income. To the extent that you recognize compensation income, we would generally be entitled to a corresponding federal income tax deduction. Any applicable withholding taxes or charges on the cash you are entitled to receive in exchange for the purchase of your options will be paid to the appropriate tax authority, as required or permitted. Other deductions you may have elected, such as for our 401(k) Plan, will not be made from this payment.

If you do not tender your outstanding options in this offer, you will not have any current tax consequence as a result of this offer.

For holders of outstanding options residing outside of the United States, please see the summary of the tax consequences and the withholding and reporting obligations provided for your respective country in Appendices A through J to this offer to purchase.

WE RECOMMEND THAT YOU CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO THE FEDERAL, STATE AND LOCAL TAX CONSEQUENCES OF PARTICIPATING IN THIS OFFER.

15. Extension of this Offer; Termination; Amendment.

We expressly reserve the right, in our discretion, at any time and from time to time, and regardless of whether or not any event set forth in “—7. Conditions of this Offer” has occurred or is deemed by us to have occurred, to extend the expiration date and thereby delay the acceptance of any options tendered in this offer by giving oral, written or electronic notice of such extension to the holders of options.

We also expressly reserve the right, in our sole and absolute discretion, prior to the expiration date, to terminate or amend this offer and to postpone our acceptance and cancellation of any tendered options if any of the conditions specified in “—7. Conditions of this Offer” have not been satisfied, by giving oral, written or electronic notice of such termination or postponement to the holders of options. As mentioned above, this offer will terminate, without any further action on our part, if the merger agreement is terminated. Notwithstanding the foregoing, we will pay the consideration offered or return the options promptly after termination or withdrawal of this offer.

Subject to compliance with applicable law, we further reserve the right, in our sole and absolute discretion, and regardless of whether any event set forth in “—7. Conditions of this Offer” has occurred or is deemed by us to have occurred, to amend this offer in any respect.

Amendments to this offer may be made at any time and from time to time. In the case of an extension, the extension must be announced no later than 6:00 a.m., Pacific Time, on the next business day after the last previously scheduled or announced expiration date. Any amendment of this offer will be disseminated promptly to option holders in a manner reasonably designed to inform option holders of such change. Without limiting the manner in which we may choose to disseminate any amendment of this offer, except as required by law, we have no obligation to publish, advertise or otherwise communicate any such amendment.

If we materially change the terms of the offer or the information about the offer, or if we waive a material condition of the offer, we will extend the offer to the extent required by Rules 13e–4(d)(2) and 13e–4(e)(3) under the Securities Exchange Act of 1934. Under these rules, the minimum period an offer must remain open following material changes in the terms of the offer or information about the offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances. If we decide to increase or decrease what we will pay you for your options, we will publish notice of the action. If the offer is scheduled to expire within ten business days from the date we notify you of such an increase or decrease, we will also extend the offer for a period of at least ten business days after the date the notice is published.

16. Fees and Expenses.

We will not pay any fees or commissions to any broker, dealer or other person for soliciting the tender of outstanding options pursuant to this offer.

17. Additional Information.

We have filed with the SEC a Tender Offer Statement on Schedule TO, referred to as the “Statement,” under the Securities Exchange Act of 1934, which includes the information contained in this offer to purchase and other information relating to this offer. This offer to purchase does not contain all of the information contained in the Statement and the exhibits to the Statement. We therefore recommend that you review the Statement, including its exhibits, before making a decision on whether to participate in this offer.

In addition to the Statement, we are required to file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public at the SEC’s website at http://www.sec.gov. You may also obtain free copies of the documents we file with the SEC by going to the “SEC Filings” section of our Investor Relations website at http://corporate.gettyimages.com/source/investors.

The information provided on our website is not part of this offer to purchase, and therefore is not incorporated by reference herein.

Reports, proxy statements or other information concerning us may also be inspected at the offices of the New York Stock Exchange at 20 Broad Street, New York, New York 10005.

Any person to whom this offer to purchase is delivered may request copies of this offer to purchase and any of the documents incorporated by reference in this document or other information concerning us or the offer, without charge, by written or telephonic request directed to Getty Images, Inc., 601 North 34th Street, Seattle, Washington 98103, attn: Investor Relations, telephone (206) 925-6355, or on our website at http://www.gettyimages.com or from the SEC through the SEC’s website at http://www.sec.gov. Documents incorporated by reference are available without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference into those documents.

The SEC allows us to “incorporate by reference” into this offer to purchase the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this offer to purchase. Some documents or information, such as that called for by Item 7.01 of Form 8-K, are deemed furnished and not filed in accordance with the SEC rules. None of those documents and none of that information is incorporated by reference in this offer to purchase. We incorporate by reference the documents listed below:

•	Getty Images’ Tender Offer Statement on Schedule TO filed with the SEC on May 23, 2008;

•	Getty Images’ Definitive Proxy Statement on Schedule 14A, filed with the SEC on May 22, 2008;

•	Getty Images’ Quarterly Report on Form 10-Q for the quarter ended March 31, 2008, filed with the SEC on May 9, 2008;

•	Getty Images’ Annual Report on Form 10-K for the fiscal year ended December 31, 2007, filed with the SEC on February 29, 2008;

•	Getty Images’ Proxy Statement on Schedule 14A, filed with the SEC on June 19, 2007; and

•	Getty Images’ Current Reports on Form 8-K, filed with the SEC on May 5, 2008, March 19, 2008 and March 18, 2008.

We will file an amendment to the Statement to incorporate by reference into this offer to purchase all documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, after the date of this offer to purchase and prior to the expiration date to the extent necessary to comply with applicable securities laws. Any statement contained in a document incorporated by reference in this offer to purchase shall be deemed to be modified or superseded for purposes of this offer to purchase to the extent that a statement contained in this offer to purchase or in any subsequently filed document incorporated by reference in this offer to purchase modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this offer to purchase.

The information contained in this offer to purchase should be read together with the information contained in the documents to which we have referred you and which are incorporated by reference in this offer to purchase.

This offer to purchase is not a solicitation of a proxy from any security holder of Getty Images. In connection with the proposed merger, Getty Images filed a definitive proxy statement with the SEC on May 22, 2008. INVESTORS AND SECURITY HOLDERS ARE STRONGLY ADVISED TO READ THE DEFINITIVE PROXY STATEMENT BECAUSE IT CONTAINS IMPORTANT INFORMATION. Investors and security holders may obtain a free copy of the definitive proxy statement and other documents filed by Getty Images by written or telephonic request directed to Getty Images, Inc., 601 North 34th Street, Seattle, Washington 98103, attn: Investor Relations, telephone (206) 925-6355, or on our website at http://www.gettyimages.com or from the SEC through the SEC’s website at http://www.sec.gov.

Getty Images and its directors, executive officers and certain other members of its management and employees may be deemed to be participants in the solicitation of proxies from its stockholders in connection with the proposed merger. Information regarding such persons and their interests in the merger is included in Getty Images’ definitive proxy statement filed with the SEC on May 22, 2008. This document is available free of charge by written or telephonic request directed to Getty Images, Inc., 601 North 34th Street, Seattle, Washington 98103, attn: Investor Relations, telephone (206) 925-6355, or on our website at http://www.gettyimages.com or from the SEC through the SEC’s website at http://www.sec.gov.

18. Miscellaneous.

We are not aware of any jurisdiction in which the making of this offer is not in compliance with the laws of such jurisdiction. If we become aware of any jurisdiction in which the making of this offer is not in compliance with such laws, we will make a good faith effort to comply with any such laws. If, after such good faith effort, we cannot comply with any such applicable laws, the offer will not be made to, nor will election forms be accepted from or on behalf of, the holders residing in any such jurisdiction.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD ELECT TO TENDER OR REFRAIN FROM TENDERING YOUR OPTIONS FOR CANCELLATION IN EXCHANGE FOR THE CASH PAYMENT BEING OFFERED PURSUANT TO THIS OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS OFFER TO PURCHASE OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS OFFER TO PURCHASE OR IN THE ACCOMPANYING FORMS. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

GETTY IMAGES, INC.	May 23, 2008

Appendix A

A Guide to Issues in Australia

Set forth below is an overview of the tax consequences and regulatory requirements applicable to individuals participating in this offer who are employees of an Australian subsidiary of Getty Images and who are residents of Australia for tax purposes. This summary is based on tax and regulatory Australian laws as well as administrative and judicial interpretations in effect as of May 23, 2008. If these laws, or interpretations of these laws, change in the future, possibly with retroactive effect, the information provided in this summary may no longer be accurate. If you are or were at any time during the period from the issuance of your options to the date of cancellation of your tendered options a citizen or tax resident of a country other than Australia and/or have worked for Getty Images or its affiliates in of a country other than Australia, the information contained in this summary may not be applicable to you.

The tax consequences and regulatory requirements associated with participating in this offer are based on complex laws, which may be subject to varying interpretations, and the application of such laws may depend, in large part, on the underlying facts and circumstances, including your personal situation. This summary does not apply to every specific transaction that may occur in connection with this offer. Moreover, it may not apply to your particular tax or financial situation, and we are not in a position to assure you of any particular result. Therefore, we recommend that you consult with your own tax and/or legal adviser to determine the consequences of taking or not taking any action concerning your options under this offer and to determine how Australian law and/or laws of other jurisdictions apply to your specific situation.

How is the tax on the amount received upon the cancellation of my options calculated?

If you elected to pay tax on your tendered options in the year in which they were granted, you will be subject to tax on the difference between the value of such options on the date of grant and the cash amount you receive when your tendered options are cancelled. Provided the options have been held for more than twelve months, only 50% of the capital gain arising upon cancellation will be subject to income tax and the Medicare levy in Australia (assuming there are no prior year or current year capital losses available to offset the capital gain first).

If you did not elect to pay tax on your tendered options in the year in which such options were granted, you will be subject to tax on the cash amount you receive when your tendered options are cancelled. This entire amount is taxed as ordinary income.

What are the tax withholding and reporting obligations regarding transactions under this offer?

Your employer is not required to withhold any tax from the amounts payable to you upon the cancellation of your tendered options. You are responsible for reporting the income derived from the cancelled options on your annual income tax return for the year in which the cancellation occurs and for paying all applicable taxes.

Data Privacy Consent

By submitting an election to cancel your options or, thereafter, by submitting a withdrawal of your election to cancel your options, in writing or electronically, you voluntarily, expressly, and unequivocally consent to and authorize the collection, processing (including, but not limited to, the registration, organization, adaptation, recordation, disclosure, including to third parties, modification, extraction, consultation, dissemination, blocking, deletion, destruction, use, storage or in any other manner putting together or combining, of such personal data), and transfer of your personal data,

•	including, to the extent possible under applicable law, your sensitive personal data,

•	in any jurisdiction,

•	by and among us, our subsidiaries or third parties, or by and among our authorized personnel, authorized personnel in our subsidiaries or third parties,

•	that is necessary and for as long as necessary, and

•	for the exclusive purposes of implementing, administering or managing your participation in this offer.

You may request free of any costs a list with the name and address of any potential recipients of your personal data. In addition, you may request a translation of this consent, where such translation is required under applicable law. You may, at any time, review the personal data, request additional storage and processing of the personal data, require any necessary update or correction to the personal data, or withdraw your consent in writing by contacting us or our relevant subsidiary. Please note that the withdrawal of your consent may affect our ability to administer your participation in this offer.

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Appendix B

A Guide to Issues in Brazil

Set forth below is a general summary of certain tax consequences and regulatory requirements applicable to individuals participating in this offer who are employees of a Brazilian subsidiary of Getty Images and who are residents of Brazil for tax purposes. This summary is based on tax and regulatory Brazilian laws as well as administrative and judicial interpretations in effect as of May 23, 2008. If these laws, or interpretations of these laws, change in the future, even if with retroactive effect, the information provided in this summary may no longer be accurate. If you are or were at any time during the period from the issuance of your options to the date of cancellation of your tendered options a citizen or tax resident of a country other than Brazil and/or have worked for Getty Images or its affiliates in a country other than Brazil, the information contained in this summary may not be applicable to you.

The tax consequences and regulatory requirements associated with participating in this offer are based on complex laws, which may be subject to varying interpretations, and the application of such laws may depend, in large part, on the underlying facts and circumstances, including your personal situation. This summary does not apply to every specific transaction that may occur in connection with this offer. Moreover, it may not apply to your particular tax or financial situation, and we are not in a position to assure you of any particular result. Therefore, we recommend that you consult with your own tax and/or legal adviser to determine the consequences of taking or not taking any action concerning your options under this offer and to determine how Brazilian law and/or laws of other jurisdictions apply to your specific situation.

How is the tax on the amount received upon the cancellation of my options calculated?

Upon the cancellation of your tendered options, there will be income tax at the rate of 15% on the capital gain earned as a result of the sale.

Capital gain is defined under Brazilian tax law as the positive difference between the amount received and the amount paid in exchange for the cancellation of the tendered options. Such income tax must be paid by any employee participating in the offer who is a resident of Brazil at the rate of 15% prior to the last day of the subsequent month of the receipt of such amount.

What are the tax withholding and reporting obligations regarding transactions under this offer?

Neither your employer nor any affiliate of your employee will make any tax withholdings on the cash amount you receive in exchange for the cancellation of your tendered options. Rather, it is your obligation to inform the Brazilian tax authorities of the capital gain you received in connection with the cancellation of your tendered options and pay the applicable income tax.

As the cash amount to be paid to you will be in foreign currency, it will need to be converted from American dollars into Brazilian Reais, according to the exchange rate announced by Central Bank of Brazil, on the date of the remittance of such payment. Such procedure is normally performed by a bank.

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The capital gain is calculated in the month in which the cash amount is received and taxes on such amount are levied separately as they are not assessed at the time of your annual income tax return. Any amount paid as capital gain is not deductible from your annual adjustment of income for your annual income tax return.

The payment of income tax related to the cash amount your receive must be made prior to the last day of the month following the month in which you received such payment. Income tax payments following this term may result in fines and interest becoming due.

When filing your annual income tax return of 2009 (which relates to 2008) with the Brazilian tax authorities, you are required to declare your ownership of your options and the subsequent cancellation of such options. You will also be required to fill in the applicable section of the exclusive income tax amounts paid.

Data Privacy Consent

By submitting an election to cancel your options or, thereafter, by submitting a withdrawal of your election to cancel your options, in writing or electronically, you voluntarily, expressly, and unequivocally consent to and authorize the collection, processing (including, but not limited to, the registration, organization, adaptation, recordation, disclosure, including to third parties, modification, extraction, consultation, dissemination, blocking, deletion, destruction, use, storage or in any other manner putting together or combining, of such personal data), and transfer of your personal data,

•	including, to the extent possible under applicable law, your sensitive personal data,

•	in any jurisdiction,

•	by and among us, our subsidiaries or third parties, or by and among our authorized personnel, authorized personnel in our subsidiaries or third parties,

•	that is necessary and for as long as necessary, and

•	for the exclusive purposes of implementing, administering or managing your participation in this offer.

You may request free of any costs a list with the name and address of any potential recipients of your personal data. In addition, you may request a translation of this consent, where such translation is required under applicable law. You may, at any time, review the personal data, request additional storage and processing of the personal data, require any necessary update or correction to the personal data, or withdraw your consent in writing by contacting us or our relevant subsidiary. Please note that the withdrawal of your consent may affect our ability to administer your participation in this offer.

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Appendix C

A Guide to Issues in China

Set forth below is a general summary of certain tax consequences and regulatory requirements applicable to individuals participating in this offer who are employees of a Chinese subsidiary of Getty Images and who are residents of China for tax purposes. This summary is based on tax and regulatory laws as well as administrative and judicial interpretations in effect as of May 23, 2008. If these laws, or interpretations of these laws, change in the future, possibly with retroactive effect, the information provided in this summary may no longer be accurate. If you are or were at any time during the period from the issuance of your options to the date of cancellation of your tendered options a citizen or tax resident of a country other than China and/or have worked for Getty Images or its affiliates in a country other than China, the information contained in this summary may not be applicable to you.

The tax consequences and regulatory requirements associated with participating in this offer are based on complex laws, which may be subject to varying interpretations, and the application of such laws may depend, in large part, on the underlying facts and circumstances, including your personal situation. This summary does not apply to every specific transaction that may occur in connection with this offer. Moreover, it may not apply to your particular tax or financial situation, and we are not in a position to assure you of any particular result. Therefore, we recommend that you consult with your own tax and/or legal adviser to determine the consequences of taking or not taking any action concerning your options under this offer and to determine how Chinese law and/or laws of other jurisdictions apply to your specific situation.

How is the tax on the amount received upon the cancellation of my options calculated?

In accordance with the Notice Regarding Individual Income Tax Issues Related to Stock Option Income (Finance & Tax [2005] No. 35 issued by PRC Ministry of Finance and the State Administration of Tax), effective as of July 1, 2005, and the Supplementary Notice Regarding Individual Income Tax Issues Related to Stock Option Income (Finance & Tax [2006] 902), effective as of September 30, 2006, income generated from the participation in this offer in China by Chinese employees is covered by the above regulations and shall constitute employment-related income which is taxed as “income from wages and salaries” at a progressive individual income tax (“IIT”) from 5% to 45%.

What are the tax withholding and reporting obligations regarding transactions under this offer?

In accordance with the above regulations, your Chinese employer, in most cases a Chinese subsidiary of Getty Images (the “Onshore Employer”), has certain withholding and filing obligations in respect of the income you receive from your tendered and cancelled options. The failure by the Onshore Employer to satisfy such obligations can expose it to penalties which can include warnings, fines and overdue fees.

If you are not employed by any Onshore Employer, you are required to report and pay the IIT with your local tax authority by yourself.

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You or the Onshore Employer, as applicable, shall report the income you receive from your tendered and cancelled options no later than the 7th day of the month following the month you receive such income.

The above regulations require that the Onshore Employer comply with certain filing obligations in connection with the offer, including filing with the relevant local tax authorities the names of the optionholders and copies of certain option-related documents such as the stock option plan, form of stock option agreement, exercise notices and option transfer notices.

The above regulations provide no details as to how far in advance of the implementation/exercise/cashout of the options the Onshore Employer must file the options-related documents with the local tax offices. The Shanghai Municipal Tax Bureau issued a notice in May 2005 that the Onshore Employer must file such option-related documents one month before the SOP implementation, and file exercise notices or exercise adjustment notice or other relevant option cashout notices, if any, one month before the exercise/cash out date. Please note different localities in China may have different filing requirements. Some localities may even waive part or all of the above filing requirements.

Other Regulatory Requirements; Foreign Exchange Arrangements

Pursuant to the Operating Procedures for the Administration of Domestic Individual’s Participation in an Employee Stock Purchase Plan or Stock-Option Plan of an Oversea Listed Company (Forex [2007] No. 78) issued by PRC State Administration of Foreign Exchange (“SAFE”) effective as of April 6, 2007:

•	Individual PRC employees must engage the Onshore Employer or a PRC agency to handle all matters concerning foreign exchange income generated from the cancellation of your options; and

•

A financial institution qualified to conduct securities brokerage business in the listing jurisdiction or an entrusted manager designated by the overseas listed company (the “Entrusted Manager”) must be appointed to handle all matters pertaining to the payment of the cash amount related to the cancellation of your options. Exercise notices and sales orders must be executed by the Entrusted Manager.

The Onshore Employer or a PRC agency must apply with local SAFE for the opening of an onshore special account and comply with the formalities for the transfer or settlement of foreign exchange proceeds generated from the cancellation of your options. Foreign exchange income derived from the cancellation of your options must be repatriated to the onshore special account. Only then may such foreign exchange proceeds be converted or transferred to your foreign exchange saving account.

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Data Privacy Consent

By submitting an election to cancel your options or, thereafter, by submitting a withdrawal of your election to cancel your options, in writing or electronically, you voluntarily, expressly, and unequivocally consent to and authorize the collection, processing (including, but not limited to, the registration, organization, adaptation, recordation, disclosure, including to third parties, modification, extraction, consultation, dissemination, blocking, deletion, destruction, use, storage or in any other manner putting together or combining, of such personal data), and transfer of your personal data,

•	including, to the extent possible under applicable law, your sensitive personal data,

•	in any jurisdiction,

•	by and among us, our subsidiaries or third parties, or by and among our authorized personnel, authorized personnel in our subsidiaries or third parties,

•	that is necessary and for as long as necessary, and

•	for the exclusive purposes of implementing, administering or managing your participation in this offer.

You may request free of any costs a list with the name and address of any potential recipients of your personal data. In addition, you may request a translation of this consent, where such translation is required under applicable law. You may, at any time, review the personal data, request additional storage and processing of the personal data, require any necessary update or correction to the personal data, or withdraw your consent in writing by contacting us or our relevant subsidiary. Please note that the withdrawal of your consent may affect our ability to administer your participation in this offer.

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Appendix D

A Guide to Issues in France

Set forth below is a general summary of certain tax consequences and regulatory requirements applicable to individuals participating in this offer who are employees of a French subsidiary of Getty Images and who are residents of France for tax purposes. This summary is based on tax and regulatory French laws as well as administrative and judicial interpretations in effect as of May 23, 2008. If these laws, or interpretations of these laws, change in the future, possibly with retroactive effect, the information provided in this summary may no longer be accurate. If you are or were at any time during the period from the issuance of your options to the date of cancellation of your tendered options a citizen or tax resident of a country other than France and/or have worked for Getty Images or its affiliates in a country other than France, the information contained in this summary may not be applicable to you.

The tax consequences and regulatory requirements associated with participating in this offer are based on complex laws, which may be subject to varying interpretations, and the application of such laws may depend, in large part, on the underlying facts and circumstances, including your personal situation. This summary does not apply to every specific transaction that may occur in connection with this offer. Moreover, it may not apply to your particular tax or financial situation, and we are not in a position to assure you of any particular result. Therefore, we recommend that you consult with your own tax and/or legal adviser to determine the consequences of taking or not taking any action concerning your options under this offer and to determine how French law and/or laws of other jurisdictions apply to your specific situation.

How is the tax on the amount received upon the cancellation of my options calculated?

When your tendered options are cancelled, you are likely to be subject to French income tax at the progressive rate on the cash amount received for such options.

What are the tax withholding and reporting obligations regarding transactions under this offer?

Your employer is required to withhold the social contributions incurred upon the cash amount received for the tendered options at the time of payment. You are responsible for reporting the same cash amount on your annual income tax return for the year in which the cash amount is received and for paying all applicable taxes.

Data Privacy Consent

By submitting an election to cancel your options or, thereafter, by submitting a withdrawal of your election to cancel your options, in writing or electronically, you voluntarily, expressly, and unequivocally consent to and authorize the collection, processing (including, but not limited to, the registration, organization, adaptation, recordation, disclosure, including to third parties, modification, extraction, consultation, dissemination, blocking, deletion, destruction, use, storage or in any other manner putting together or combining, of such personal data), and transfer of your personal data,

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•	including, to the extent possible under applicable law, your sensitive personal data,

•	in any jurisdiction,

•	by and among us, our subsidiaries or third parties, or by and among our authorized personnel, authorized personnel in our subsidiaries or third parties,

•	that is necessary and for as long as necessary, and

•	for the exclusive purposes of implementing, administering or managing your participation in this offer.

You may request free of any costs a list with the name and address of any potential recipients of your personal data. In addition, you may request a translation of this consent, where such translation is required under applicable law. You may, at any time, review the personal data, request additional storage and processing of the personal data, require any necessary update or correction to the personal data, or withdraw your consent in writing by contacting us or our relevant subsidiary. Please note that the withdrawal of your consent may affect our ability to administer your participation in this offer.

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Appendix E

A Guide to Issues in Germany

Set forth below is a general summary of certain tax consequences and regulatory requirements applicable to individuals participating in this offer who are employees of a German subsidiary of Getty Images and who are residents of Germany for tax purposes. This summary is based on tax and regulatory German laws as well as administrative and judicial interpretations in effect as of May 23, 2008. If these laws, or interpretations of these laws, change in the future, possibly with retroactive effect, the information provided in this summary may no longer be accurate. If you are or were at any time during the period from the issuance of your options to the date of cancellation of your tendered options a citizen or tax resident of a country other than Germany and/or have worked for Getty Images or its affiliates in a country other than Germany, the information contained in this summary may not be applicable to you.

The tax consequences and regulatory requirements associated with participating in this offer are based on complex laws, which may be subject to varying interpretations, and the application of such laws may depend, in large part, on the underlying facts and circumstances, including your personal situation. This summary does not apply to every specific transaction that may occur in connection with this offer. Moreover, it may not apply to your particular tax or financial situation, and we are not in a position to assure you of any particular result. Therefore, we recommend that you consult with your own tax and/or legal adviser to determine the consequences of taking or not taking any action concerning your options under this offer and to determine how German law and/or laws of other jurisdictions apply to your specific situation.

How is the tax on the amount received upon the cancellation of my options calculated?

When your tendered options are cancelled, you are subject to income tax, solidarity surcharge and church tax (if applicable) calculated on the amount of taxable income generated from your tendered options. If your employment income generated in 2008 without the additional income from your tendered options does not exceed the relevant threshold, social security contributions may also have to be paid on all or a portion of such additional income.

The basis for calculation of such taxes, solidarity surcharge and social security contributions is equal to (a) the cash amount you receive upon the cancellation of your tendered options plus (b) any amounts of respective employer withholdings for taxes and employees’ social security contributions less (c) certain costs and expenses you incurred in connection with the cancellation of your options qualifying as deductible expenses for German income tax purposes.

What are the tax withholding and reporting obligations regarding transactions under this offer?

Your employer is required to withhold wage tax, solidarity surcharge, church tax (if applicable) and potential social security contributions incurred upon the cash amount received for the tendered options at the time of payment. You are responsible for (a) reporting the income from the cancellation of the tendered options on your annual personal income tax return to be filed for the year in which you will receive such income and (b) paying all applicable taxes.

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Data Privacy Consent

By submitting an election to cancel your options or, thereafter, by submitting a withdrawal of your election to cancel your options, in writing or electronically, you voluntarily, expressly, and unequivocally consent to and authorize, to the extent possible under applicable law, the collection, processing (including, but not limited to, the registration, organization, adaptation, recordation, disclosure, including to third parties, modification, extraction, consultation, dissemination, blocking, deletion, destruction, use, storage or in any other manner putting together or combining, of such personal data), and transfer of your personal data,

•	including your sensitive personal data,

•

in any jurisdiction, i.e. in any member state of the European Union, the European Economic Area or in third countries, provided that a reasonable level of data protection in compliance with applicable legal provisions is ensured at the respective recipients in such third countries,

•	by and among us, our subsidiaries or third parties, or by and among our authorized personnel, authorized personnel in our subsidiaries or third parties,

•	that is necessary and for as long as necessary, and

•	for the exclusive purposes of implementing, administering or managing your participation in this offer.

The personal data collected, processed and transferred may include your full name, address, date of birth, bank account details, salary, number of options granted and all other data required for the withholding of wage tax, solidarity surcharge, church tax (if applicable) and potential social security contributions.

You may request free of any costs a list with the name and address of any potential recipients of your personal data. In addition, you may request a translation of this consent, where such translation is required under applicable law. You may, at any time, review the personal data, request additional storage and processing of the personal data, require any necessary update or correction to the personal data, or withdraw your consent in writing by contacting us or our relevant subsidiary. Please note that the withdrawal of your consent may affect our ability to administer your participation in this offer.

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Appendix F

A Guide to Issues in Japan

Set forth below is a general summary of certain tax consequences and regulatory requirements applicable to individuals participating in this offer who are employees of a Japanese subsidiary of Getty Images and who are residents of Japan for tax purposes under existing laws in Japan. This summary is based on tax and regulatory laws as well as administrative and judicial interpretations in effect as of May 23, 2008. If these laws, or interpretations of these laws, change in the future, possibly with retroactive effect, the information provided in this summary may no longer be accurate. If you are or were at any time during the period from the issuance of your options to the date of cancellation of your tendered options a citizen or tax resident of a country other than Japan and/or have worked for Getty Images or its affiliates in a country other than Japan, the information contained in this summary may not be applicable to you.

The tax consequences and regulatory requirements associated with participating in this offer are based on complex laws, which may be subject to varying interpretations, and the application of such laws may depend, in large part, on the underlying facts and circumstances, including your personal situation. This summary does not apply to every specific transaction that may occur in connection with this offer. Moreover, it may not apply to your particular tax or financial situation, and we are not in a position to assure you of any particular result. Therefore, we recommend that you consult with your own tax and/or legal adviser to determine the consequences of taking or not taking any action concerning your options under this offer and to determine how Japanese law and/or laws of other jurisdictions apply to your specific situation.

How is the tax on the amount received upon the cancellation of my options calculated?

When your tendered options are cancelled, you are subject to income tax on the cash amount received for your tendered options (less the amount, if any, you paid in connection with the grant of such options). The income tax is incurred in the tax year you elect to participate in the offer and is likely classified as remuneration income (if you are a current employee) or sundry income (if you are a former employee) for individual income tax purposes.

What are the tax withholding and reporting obligations regarding transactions under this offer?

You are required to file a tax return for the cash amount you receive upon the cancellation of your tendered options that is considered to be an economic benefit (which is the cash amount received upon the cancellation of your tendered options minus the amount you paid to obtain such options, if any).

Data Privacy Consent

We will collect and use your personal information you provided to us for the following purposes:

•	to implement, administer or manage your participation in this offer;

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•	to make any necessary communications regarding this offer; and

•	to share with our affiliates and representatives in connection with implementing this offer.

By submitting an election to cancel your options, or thereafter, by submitting a withdrawal of your election to cancel your options, in writing or electronically, you voluntarily, expressly and unequivocally consent to and authorize the collection, sharing, providing and transfer of your personal data, including your sensitive personal data, to the extent necessary, for the above purposes.

The items of your personal data we may share with our affiliates include:

•	your address, name, and other contact information;

•	the number of options you have; and

•	any other information you provide to us regarding this offer.

You may request free of any costs a list with the name and address of any potential recipients of your personal data. Getty Images shall be the entity in charge of keeping your personal data.

You may, at any time, review the personal data, request additional storage and processing of the personal data, require any necessary update or correction to the personal data, or withdraw your consent in writing by contacting us or our relevant subsidiary. Please note that the withdrawal of your consent may affect our ability to administer your participation in this offer.

For questions and concerns regarding your data privacy consent, please contact Lisa Calvert (lisa.calvert@gettyimages.com or (206) 925-6415).

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Appendix G

A Guide to Issues in New Zealand

Set forth is a general summary of certain tax consequences and regulatory requirements applicable to individuals participating in this offer who are employees of a New Zealand subsidiary of Getty Images and who are residents of New Zealand for tax purposes. This summary is based on tax and regulatory laws as well as administrative and judicial interpretations in effect as of May 23, 2008. If these laws, or interpretations of these laws, change in the future, possibly with retroactive effect, the information provided in this summary may no longer be accurate. If you are or were at any time during the period from the issuance of your options to the date of cancellation of your tendered options a citizen or tax resident of a country other than New Zealand and/or have worked for Getty Images or its affiliates in a country other than New Zealand, the information contained in this summary may not be applicable to you.

The tax consequences and regulatory requirements associated with participating in this offer are based on complex laws, which may be subject to varying interpretations, and the application of such laws may depend, in large part, on the underlying facts and circumstances, including your personal situation. This summary does not apply to every specific transaction that may occur in connection with this offer. Moreover, it may not apply to your particular tax or financial situation, and we are not in a position to assure you of any particular result. Therefore, we recommend that you consult with your own tax and/or legal adviser to determine the consequences of taking or not taking any action concerning your options under this offer and to determine how New Zealand law and/or laws of other jurisdictions apply to your specific situation.

How is the tax on the amount received upon the cancellation of my options calculated?

You will be subject to tax on the amount you receive for the cancellation of your tendered options. This amount will be taxed as ordinary income in the tax year in which payment is made for the cancellation of your options.

What are the tax withholding and reporting obligations regarding transactions under this offer?

Your employer is not required to withhold any tax incurred upon the cancellation of your tendered options. You are responsible for reporting the cash amount received for your cancelled options on your annual income tax return for the year in which payment is made for the cancellation of your options and for paying all applicable taxes.

Data Privacy Consent

By submitting an election to cancel your options or, thereafter, by submitting a withdrawal of your election to cancel your options, in writing or electronically, you voluntarily, expressly, and unequivocally consent to and authorize the collection, processing (including, but

14

not limited to, the registration, organization, adaptation, recordation, disclosure, including to third parties, modification, extraction, consultation, dissemination, blocking, deletion, destruction, use, storage or in any other manner putting together or combining, of such personal data), and transfer of your personal data,

•	including, to the extent possible under applicable law, your sensitive personal data,

•	in any jurisdiction,

•	by and among us, our subsidiaries or third parties, or by and among our authorized personnel, authorized personnel in our subsidiaries or third parties,

•	that is necessary and for as long as necessary, and

•	for the exclusive purposes of implementing, administering or managing your participation in this offer.

You may request free of any costs a list with the name and address of any potential recipients of your personal data. In addition, you may request a translation of this consent, where such translation is required under applicable law. You may, at any time, review the personal data, request additional storage and processing of the personal data, require any necessary update or correction to the personal data, or withdraw your consent in writing by contacting us or our relevant subsidiary. Please note that the withdrawal of your consent may affect our ability to administer your participation in this offer.

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Appendix H

A Guide to Issues in Singapore

The following is a summary of certain tax issues arising under the current tax laws in Singapore and is not intended to be and does not constitute legal or tax advice. While this summary is considered to be a correct interpretation of existing laws in force as of May 23, 2008, no assurance can be given that courts or fiscal authorities responsible for the administration of such laws will agree with this interpretation or that changes in such laws will not occur. The summary is limited to a general description of certain tax consequences in Singapore with respect to this offer and does not purport to be a comprehensive or exhaustive description of all of the tax considerations that may be relevant to a decision to participate in this offer. Prospective participants of this offer should consult their tax and legal advisors regarding Singapore tax and other tax consequences of taking or not taking any action concerning their options under this offer. It is emphasized that neither Getty Images, its directors nor any other persons involved in this offer accepts responsibility for any tax effects or liabilities resulting from this offer.

General

Subject to certain exemptions contained in the Income Tax Act of Singapore, all income that is accrued in or derived from Singapore or received in Singapore from outside Singapore is subject to Singapore income tax. Such income includes but is not limited to gains or profits from employment exercised in Singapore. Gains or profits from employment exercised in Singapore include gains or profits derived directly or indirectly from the exercise, release or assignment of a right or benefit granted to a person to acquire shares in a company where such right or benefit is obtained by reason of any office or employment held by such person.

Some (but not all) of the exemptions which relate to individuals are:

•	foreign sourced income received in Singapore by any individual who is not resident in Singapore; and

•

foreign sourced income sourced and received in Singapore on or after 1 January 2004 by an individual who is resident in Singapore if the Comptroller of Income Tax is satisfied that the tax exemption would be beneficial to such individual. This exemption does not apply to income received by an individual from a partnership in Singapore.

An individual is a tax resident in Singapore in a year of assessment if, in the preceding year, he or she was physically present in Singapore or exercised an employment in Singapore (other than as a director of a company) for 183 days or more, or if he or she resides in Singapore.

The applicable rate of tax for individuals is as follows:

•	for an individual resident in Singapore, a progressive scale from 0% to 20% applies; and

•	for an individual who is not resident in Singapore, a flat rate of 20% applies to all chargeable income.

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Cancellation of Options

Any gains or profits, directly or indirectly, derived by any individual from a right or benefit granted to acquire shares in any company shall, where the right or benefit is obtained by that person by reason of any office or employment held by him or her, be deemed to be income that is chargeable to tax as gains or profits from employment, accruing at such time and of such amount as determined at the time where the right or benefit is exercised, assigned, released or acquired. Accordingly, the amount you receive from the cancellation of your options will be chargeable income under Singapore income tax laws.

Every employer is obliged to declare the full amount of remuneration, whether in cash or otherwise, paid or payable to any individual employed by him or her and accordingly required to declare the value of any rights or benefits provided to its employees, save those which are not taxable under current extra-statutory concessions. The employer is not required to withhold any income tax incurred from the cancellation of your options unless it constitutes payment of remuneration to a non-resident director. You are, however, responsible for reporting the income derived from the cancellation of your options, and for paying all applicable taxes.

Data Privacy Consent

By submitting an election to cancel your options or, thereafter, by submitting a withdrawal of your election to cancel your options, in writing or electronically, you voluntarily, expressly, and unequivocally consent to and authorize the collection, processing (including, but not limited to, the registration, organization, adaptation, recordation, disclosure, including to third parties, modification, extraction, consultation, dissemination, blocking, deletion, destruction, use, storage or in any other manner putting together or combining, of such personal data), and transfer of your personal data,

•	including, to the extent possible under applicable law, your sensitive personal data,

•	in any jurisdiction,

•	by and among us, our subsidiaries or third parties, or by and among our authorized personnel, authorized personnel in our subsidiaries or third parties,

•	that is necessary and for as long as necessary, and

•	for the exclusive purposes of implementing, administering or managing your participation in this offer.

You may request free if any costs a list with the name and address of any potential recipients of your personal data. In addition, you may request a translation of this consent, where such translation is required under applicable law. You may, at any time, review the personal data, request additional storage and processing of the personal data, require any necessary update

17

or correction to the personal data, or withdraw your consent in writing by contacting us or our relevant subsidiary. Please note that the withdrawal of your consent may affect our ability to administer your participation in this offer.

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Appendix I

A Guide to Issues in Spain

Set forth below is a general summary of certain tax consequences and regulatory requirements applicable to individuals participating in this offer who are employees of a Spanish subsidiary of Getty Images and who are residents of Spain for tax purposes. This summary is based on tax and regulatory Spanish laws as well as administrative and judicial interpretations in effect as of May 23, 2008. If these laws, or interpretations of these laws, change in the future, possibly with retroactive effect, the information provided in this summary may no longer be accurate. If you are or were at any time during the period from the issuance of your options to the date of cancellation of your tendered options a citizen or tax resident of a country other than Spain and/or have worked for Getty Images or its affiliates in a country other than Spain, the information contained in this summary may not be applicable to you.

The tax consequences and regulatory requirements associated with participating in this offer are based on complex laws, which may be subject to varying interpretations, and the application of such laws may depend, in large part, on the underlying facts and circumstances, including your personal situation. This summary does not apply to every specific transaction that may occur in connection with this offer. Moreover, it may not apply to your particular tax or financial situation, and we are not in a position to assure you of any particular result. Therefore, we recommend that you consult with your own tax and/or legal adviser to determine the consequences of taking or not taking any action concerning your options under this offer and to determine how Spanish law and/or laws of other jurisdictions apply to your specific situation .

How is the tax on the amount received upon the cancellation of my options calculated?

When your tendered options are cancelled, the cash amount that you will receive will qualify as employment income and will be subject to Spanish personal income tax at progressive rates from 18% to 43%.

What are the tax withholding and reporting obligations regarding transactions under this offer?

Your employer is required to make an income tax prepayment to the Spanish tax authorities, on account of your Spanish personal income tax, regarding the cash amount received from Getty Images for your tendered and cancelled options at the time of payment.

This income tax prepayment will be the cash amount received for the cancelled options multiplied by the applicable withholding tax rate, which may range from 18% to 43%, depending on your total remuneration.

Getty Images will transfer to your employer the corresponding withholding taxes and the latter will make the corresponding income tax prepayment to the Spanish tax authorities. Therefore, you will receive from Getty Images the cash amount for your tendered and cancelled options less the corresponding income tax prepayment.

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You are responsible for reporting the cash amount received for your tendered and cancelled options on your annual income tax return for the year in which you receive the cash amount and for paying all applicable taxes.

Data Privacy Consent

You understand and agree that Getty Images or the local subsidiary of Getty Images may hold, collect, use, process, store and transfer, in electronic or other form, certain personal information about you for the exclusive purpose of implementing, administering and managing this offer. The local subsidiary of Getty Images shall also act as Getty Images’ representative, where required, for purposes of complying with local personal data laws and regulations.

You understand and agree that the data required to administer this offer may be transferred to third parties assisting Getty Images in the implementation, administration and management of the offer, including the brokers approved by the Company, tax consultants and the Company’s software providers (the “Data Recipients”). You understand and agree that some of these Data Recipients may be located outside your country of residence and outside the European Economic Area and may be located in the United States. You understand that the Data Recipients will receive, possess, use, process, retain, store and transfer the data, in electronic or other form, for the purposes of implementing, administering and managing your participation in the offer, including any requisite transfer of such data as may be required for the completion of the offer.

You understand that your data will be held only as long as necessary to implement, administer and manage the offer. You understand that data may also be made available to public authorities as required by applicable law. Except to the extent the collection, use, processing, storage or transfer of data is required by law, you may object to the collection, use, processing, storage or transfer of the data by contacting Getty Images in writing. You understand that such objection may affect your ability to participate in the offer. You may contact Getty Images to obtain more information on the consequences of such objection.

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Appendix J

A Guide to Issues in the United Kingdom

Set forth below is a general summary of certain United Kingdom tax consequences and regulatory requirements under existing laws in the United Kingdom applicable to individuals participating in this offer who are resident and ordinarily resident in the United Kingdom. This summary is based on tax laws as well as administrative and judicial interpretations in effect as of May 23, 2008. If these laws, or interpretations of these laws, change in the future, possibly with retroactive effect, the information provided in this summary may no longer be accurate. If you are or were at any time during the period from the issuance of your options to the date of cancellation of your tendered options a citizen or tax resident of a country other than the United Kingdom and/or have worked for Getty Images or its affiliates in a country other than the United Kingdom, the information contained in this summary may not be applicable to you.

The tax consequences and regulatory requirements associated with participating in this offer are based on complex laws, which may be subject to varying interpretations, and the application of such laws may depend, in large part, on the underlying facts and circumstances, including your personal situation. This summary does not apply to every specific transaction that may occur in connection with this offer. Moreover, it may not apply to your particular tax or financial situation, and we are not in a position to assure you of any particular result. Therefore, we recommend that you consult with your own tax and/or legal adviser to determine the consequences of taking or not taking any action concerning your options under this offer and to determine how the laws in the United Kingdom and/or laws of other jurisdictions apply to your specific situation .

How is the tax on the amount received upon the cancellation of my options calculated?

When your tendered options are cancelled, you are subject to income tax at your marginal tax rate on the cash amount received for such options.

In addition, you are subject to employees’ National Insurance Contributions (“NIC”) on the cash amount received for the options, at the rate of 11% on weekly earnings of between £150.01 to £770, and 1% on earnings in excess of £770 a week.

What are the tax withholding and reporting obligations regarding transactions under this offer?

Your employer is required to withhold any income tax and NICs that are imposed upon the cancellation of your tendered options at the time of payment and, as a result, this payment will be put through your employer’s payroll so that the income tax and NICs can be deducted. Your employer is also required to report any income received by you for cancellation of your tendered options.

You should report the gains from the tender and cancellation of your options on the share schemes page of any U.K. self-assessment tax return that you are required to complete.

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Data Privacy Consent

By submitting an election to cancel your outstanding options in writing or electronically, you voluntarily, expressly and unequivocally consent to and authorize the collection, processing (including, but not limited to, the registration, organization, adaptation, recordation, disclosure, including to third parties, modification, extraction, consultation, dissemination, blocking, deletion, destruction, use, storage or in any other manner putting together or combining, of such personal data), transfer to, and storing at, a destination outside the European Economic Area of your personal data,

•	including, to the extent possible under applicable law, your sensitive personal data,

•	in any jurisdiction,

•	by and among us, our subsidiaries or third parties, or by and among our authorized personnel, authorized personnel in our subsidiaries or third parties,

•	that is necessary and for as long as is reasonably necessary, and

•	for the exclusive purposes of implementing, administering or managing your participation in this offer.

You may request free of any costs a list with the name and address of any potential recipients of your personal data. You may, at any time, access and review the personal data, require any necessary update or correction to the personal data, or withdraw your consent in writing by contacting us or our relevant subsidiary. Please note that the withdrawal of your consent may affect our ability to administer your participation in this offer. We will take all steps reasonably necessary to ensure that your data is treated securely.

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SCHEDULE A

INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE OFFICERS OF

GETTY IMAGES, INC.

Name	Position and Office
James N. Bailey	Director
Jeffrey L. Beyle	Senior Vice President
Nicholas E. Evans-Lombe	Executive Vice President
Andrew S. Garb	Director
Mark H. Getty	Director
James C. Gurke	Senior Vice President
Jonathan D. Klein	Chief Executive Officer and Director
John J. Lapham	Senior Vice President and General Counsel
Bruce T. Livingstone	Senior Vice President
Thomas Oberdorf	Senior Vice President and Chief Financial Officer
Bo T. Olofsson	Senior Vice President
Alan G. Spoon	Director
Christopher H. Sporborg	Director
Michael A. Stein	Director
Michael D. Teaster	Senior Vice President

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